Exhibit 99.3
                                TEXTRON INC.
                   INDEX TO RESTATED FINANCIAL STATEMENTS
                     AND RELATED FINANCIAL INFORMATION


                                                                    Page (s)
Textron Inc.

   Business Segment Data                                               2-3

   Management's Discussion and Analysis of Financial Condition         4-9
     and Results of Operations

   Condensed Financial Information for the Textron Parent             10-11
     Company Borrowing Group

   Report of Management                                                12

   Report of Independent Auditors                                      12

   Consolidated Statement of Income for each of the three
     years in the period ended December 30, 1995                       13

   Consolidated Balance Sheet at December 30, 1995 and                 14
     December 31, 1994

   Consolidated Statement of Cash Flows for each of the three
     years in the period ended December 30, 1995                      15-16

   Consolidated Statement of Changes in Shareholders' Equity
     for each of the three years in the period ended                   17
     December 30, 1995

   Summary of Significant Accounting Policies                         18-19

   Notes to Consolidated Financial Statements                         20-37

   Quarterly Financial Information 1995 and 1994 (Unaudited)           38

   Selected Financial Data  (Five Year Summary)                       39-40




Business Segment Data

                                                Revenues                     Operating Income        Operating Income Margins
                                    ------------------------------    ----------------------------   ------------------------
(In millions)                         1995        1994        1993      1995      1994      1993     1995      1994    1993
- -----------------------------------------------------------------------------------------------------------------------------
Manufacturing:
Aircraft                            $2,419      $2,186      $1,987    $  237    $  194     $ 171      9.8%      8.9%    8.6%
Automotive                           1,576       1,557       1,221       138       139        96      8.8       8.9     7.9
Industrial                           1,421       1,395       1,224       162       142       106     11.4      10.2     8.7
Systems and Components               1,052       1,540       1,839        85        99       125      8.1       6.4     6.8
- ----------------------------------------------------------------------------------------------------------------------------
                                     6,468       6,678       6,271       622       574       498      9.6       8.6     7.9
- ----------------------------------------------------------------------------------------------------------------------------
Finance                              1,985       1,672       1,610       365       331       289     18.4      19.8    18.0
- ----------------------------------------------------------------------------------------------------------------------------
                                    $8,453      $8,350      $7,881       987       905       787     11.7      10.8    10.0
- ----------------------------------------------------------------------------------------------------------------------------
Corporate expenses
  and other - net                                                        (98)      (78)      (85)
Interest expense - net                                                  (199)     (204)     (232)
- ----------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                                                 $  690    $  623     $ 470
- ----------------------------------------------------------------------------------------------------


                        Identifiable          Capital
                           Assets           Expenditures         Depreciation
                    -------------------   -----------------    ----------------

(In millions)       1995    1994   1993   1995  1994  1993    1995  1994  1993
- -------------------------------------------------------------------------------

Manufacturing:
Aircraft         $ 1,739  $ 1,636  $ 1,658   $ 74  $ 78 $ 67   $ 49  $ 48  $ 46
Automotive           880      870      686     80    87   55     41    39    33
Industrial         1,250      849      585     76    70   63     45    41    33
Systems and
  Components       1,109    1,216    1,832     22    29   32     35    56    67
- -------------------------------------------------------------------------------
                   4,978    4,571    4,761    252   264  217    170   184   179
- -------------------------------------------------------------------------------

Finance           10,816    9,900    8,801     23    22   20     20    18    18
- -------------------------------------------------------------------------------

Corporate,
  including
  investment in
  discontinued
  operation        1,628    1,554    1,750      8    16   15     12    10     9
Eliminations         (75)     (33)     (16)     -     -    -      -     -     -
- -------------------------------------------------------------------------------
                 $17,347  $15,992  $15,296   $283  $302  $252  $202  $212  $206
- -------------------------------------------------------------------------------
Notes:
(i) Income of the Systems and Components segment for 1994 includes $30 million applicable to the Lycoming Turbine Engine division, sold in that year, the benefit of which was immaterial to Textron's net income due to the nontax deductibility of goodwill.

(ii)  Income of the Finance segment is net of interest expense.

(iii) Corporate expenses and other - net for 1994 and 1993 include pretax charges of $9 million and $14 million, respectively, related to the early redemption of debt.

(iv) Identifiable assets of the discontinued operation included in Corporate were $1,161 million, $912 million, and $916 million, respectively, at the end of 1995, 1994, and 1993.

Management's Discussion and Analysis
Textron Inc.
1995 vs. 1994
* Textron's net income in 1995 was $479 million, up from $433 in 1994; earnings per share of $5.51 were 15% higher than the $4.80 reported last year.
* On April 29, 1996, Textron announced that The Paul Revere Corporation, an 83.3% owned subsidiary, has entered into an agreement with Provident Companies, Inc. whereby Provident will acquire all of the outstanding shares of Paul Revere's common stock for $26 per share.
  For its Paul Revere shares, Textron will receive $20 per share in cash
(an aggregate of $750 million) and $6 per share in Provident common stock, for a total of approximately $975 million. (The number of shares of Provident common stock to be received will be determined in accordance with an exchange ratio based upon closing prices of Provident common stock prior to the closing of the transaction, subject to certain limitations. Based on the $31.50 closing price of Provident's stock on April 26, 1996, Textron would own approximately 7.1 million of Provident shares had the closing occurred on that date.) This transaction has been approved by the Boards of Directors of Paul Revere, Provident, and Textron and is subject to regulatory approvals and the consent of Provident and Paul Revere shareholders. It is expected to close in the third quarter of 1996. The estimated loss on sale will be approximately $90 million, net of Textron's share of Paul Revere's estimated net income for the period April 1996 through the closing date, which Textron will record in its financial statements at March 30, 1996 and for the three months then ended.
  Textron has restated its financial statements as presented herein to treat Paul Revere as a discontinued operation. See Note 1 to the consolidated financial statements for additional information.
* Textron's income from continuing operations in 1995 was $416 million, up from $366 million in 1994; earnings per share from continuing operations of $4.79 were 18% higher than the $4.06 reported last year. Revenues increased
1% to $8.5 billion in 1995 from $8.4 billion in 1994. Excluding the effects of the Textron Lycoming Turbine Engine and the Homelite divisions, which were sold in 1994, revenues were up 9%.
* Operating income of Textron's business segments aggregated $1.0 billion in 1995, up 9% from 1994, as a 15% increase in the aggregate income of the Aircraft, Industrial and Finance segments more than offset lower results in the Systems and Components segment. Operating income in the Automotive segment was essentially unchanged.
* Corporate expenses and other - net increased in 1995 by $20 million due in large part to an increase in compensation expense tied directly to changes in the market value of Textron's common stock ($17 million).
To mitigate the impact on compensation expense of future increases in stock price, Textron entered into a cash-settlement option program on Textron's common stock in November 1995.
* The lower interest expense of the Textron Parent Company Borrowing
Group - $199 million in 1995 vs. $204 million in 1994 - reflected a lower level of average borrowing, notwithstanding the incremental borrowing associated with acquisitions in the fourth quarter, partially offset by an increased cost of borrowing.

1994 vs. 1993
* Textron's net income in 1994 was $433 million, up from $379 million in 1993; earnings per share of $4.80 were 14% higher than the $4.21 reported for 1993.
* Textron's income from continuing operations in 1994 was $366 million, up from $299 million in 1993; earnings per share from continuing operations of $4.06 were 22% higher than the $3.32 reported for 1993. Revenues increased 6% to $8.4 billion in 1994 from $7.9 billion in 1993.
* Operating income was $0.9 billion in 1994, up 15% from 1993, as a 22% increase in the aggregate income of the Aircraft, Automotive, Industrial, and Finance segments more than offset lower results in the Systems and Components segment.
* Corporate expenses and other - net in 1994 were lower by $7 million than their corresponding level in 1993, principally as a result of a lower pretax charge related to the early redemptions of high coupon debt ($9 million in 1994 vs. $14 million in 1993).
* The lower interest expense of the Textron Parent Company Borrowing
Group - $204 million in 1994 vs. $232 million in 1993 - principally reflected a lower level of average borrowing.

Aircraft
1995 vs. 1994
The Aircraft segment's revenues and income increased $233 million (11%) and $43 million (22%), respectively.
* Bell Helicopter's revenues increased, primarily as a result of higher international aircraft sales ($199 million) and higher revenues under the V-22 engineering and manufacturing development contract ($97 million), partially offset by lower sales to foreign military customers and to the U.S. Government ($95 million). Bell's income increased primarily as a result of the higher revenues.
* Cessna's revenues and income increased primarily as a result of higher sales of utility turboprop aircraft. Increased product development expenses, principally related to the Bravo and Excel Citation aircraft ($32 million), were partially offset by reduced JPATS bid and proposal expenses and product support costs ($23 million).

1994 vs. 1993
The Aircraft segment's revenues and income increases of $199 million
(10%)and $23 million (13%), respectively, related principally to Bell
Helicopter.
* Bell Helicopter's revenues increased, primarily as a result of higher revenues under the V-22 and other military contracts ($233 million) and higher international aircraft sales ($54 million), partially offset by lower sales of spare parts, both military and commercial ($40 million). Bell's income increased as a result of the higher revenues and improved manufacturing efficiencies, partially offset by increased product development expenses related to three new helicopter models ($13 million) and lower margins on commercial spares ($13 million).
* Cessna's revenues and income increased primarily as a result of improved margins attributable to lower LIFO expense and a shift in sales mix to domestic utility turboprop aircraft ($12 million). Lower product development expenses related to the Citation X aircraft and lower expenses for the JPATS competition ($18 million) offset higher product support costs ($10 million) resulting from an adjustment to the warranty reserve for certain aircraft models. 1993 benefited from an $18 million insurance settlement.

Automotive
1995 vs. 1994
The Automotive segment's revenues increased $19 million (1%) despite a reduction in North American automotive production, due to higher production of models with Textron content. Income decreased slightly, due to start-up costs related to the launch of new products and facilities.

1994 vs. 1993
The Automotive segment's revenues and income increased $336 million (28%) and $43 million (45%), respectively, as a result of (a) the inclusion for the full year of a business acquired in May 1993 (resulting in higher revenues of $208 million in 1994), (b) higher automotive production, and
(c) lower warranty provisions ($6 million). 1993 included a provision for the consolidation of certain manufacturing operations ($7 million).

Industrial
1995 vs. 1994
The Industrial segment's revenues increased $26 million (2%) and income increased $20 million (14%). The increases were due principally to higher sales in the fastening systems business ($166 million), reflecting Avdel's results for the full year in 1995 compared with nine months in 1994, and the acquisition of Elco Industries in October 1995. In addition, sales were higher and performance was better in the turf care equipment and contractor tool businesses. Partially offsetting these increases was the divestiture of the Homelite division in August 1994 ($189 million of sales and $14 million of income). Excluding the impact of Homelite, revenues and income increased 18% and 26%, respectively.

1994 vs. 1993
The Industrial segment's revenues increased $171 million (14%) and income increased $36 million (34%). The increases were due principally to higher fastening systems sales including the sales of Avdel, the results of which have been included in Textron's consolidated results beginning in the second quarter of 1994 ($192 million). These favorable factors were partially offset by (a) lower income in the turf care equipment business, resulting from the implementation of a change in distribution, which lowered sales, and (b) higher costs. The sale of Homelite in August 1994 resulted in a gain of $8 million. 1993 included a provision for the consolidation of certain manufacturing operations ($9 million).

Systems and Components
1995 vs. 1994
The Systems and Components segment's revenues decreased $488 million (32%) and income decreased $14 million (14%). The decrease in revenues was due to the divestiture of the Lycoming Turbine Engine division ($379 million) and to reduced shipments on certain U.S. Government and commercial aerospace contracts. The income decrease was also due to the October 1994 divestiture of Lycoming Turbine Engine ($30 million, the after-tax effect of which was immaterial to net income due to the nontax deductibility of goodwill). These unfavorable factors were partially offset by provisions in 1994 for legal matters and the consolidation of certain manufacturing operations ($25 million).
   Textron's Systems and Components segment will be impacted in 1996 by a further decline in revenues, due primarily to lower U.S. Government spending for the defense products of this segment and the expected continued weakness in the commercial aerospace industry, including the effects of certain customers consolidating their operations.
   In response to this adverse business environment, Textron continues to leverage its defense technology for commercial applications, reduce costs in line with the lower business base, and pursue business opportunities that may arise, including joint ventures and divestitures.

1994 vs. 1993
Revenues and income in 1994 were $1.161 billion and $94 million, respectively, compared to $1.224 billion and $105 million, respectively, for 1993 excluding Lycoming Turbine Engine and provisions ($25 million in 1994 and $31 million in 1993) for legal matters and the consolidation of certain manufacturing operations. The decreases in revenues ($63 million) and income ($11 million) were due primarily to further weakness in the defense and commercial aerospace markets.

Finance
1995 vs. 1994
The Finance segment's revenues increased $313 million (19%), while income increased $34 million (10%).
* Avco Financial Services' (AFS) revenues increased $276 million due primarily to (a) a higher level of finance receivables outstanding (average receivables were $6.867 billion in 1995 vs. $5.696 billion in 1994), (b) an increase in earned insurance premiums ($62 million), and (c) an increase in investment income ($11 million), due primarily to higher yields (7.78% in 1995 vs. 7.06% in 1994) and a higher level of invested assets. These higher revenues were partially offset by a decrease in yields on finance receivables (18.20% in 1995 vs. 18.39% in 1994), due primarily to an increase in the level of retail installment contracts outstanding. AFS' income increased $28 million, due primarily to those factors and a decrease in the ratio of operating expenses to revenues (32.25% in 1995 vs. 33.67% in 1994). This favorable impact was partially offset by an increase in the average cost of borrowed funds (7.32% in 1995 vs. 6.63% in 1994) and an increase in the ratio of net credit losses to average finance receivables (2.10% in 1995 vs. 1.99% in 1994). The increase in delinquencies and net credit losses, which began during the latter part of 1995, was due to economic slowdowns in the U.S. and other countries in which AFS operates. The consumer debt load has continued to increase faster than the consumers' ability to pay. AFS has tightened its underwriting standards and unless the economies in the countries in which it operates decline further, AFS believes these trends will turn around by mid-1996.
* Textron Financial Corporation's (TFC) income increased $6 million on higher revenues of $37 million primarily due to (a) higher yields on finance receivables (10.34% in 1995 vs. 9.45% in 1994), (b) a higher level of finance receivables outstanding (average receivables were $2.839 billion in 1995 vs. $2.641 billion in 1994), and (c) a lower provision for loan losses
($6 million), reflecting an improvement in the equipment portfolio and stabilization of nonperforming real estate assets. These factors were partially offset by increased interest expense.

1994 vs. 1993
The Finance segment's revenues increased $62 million (4%), while income increased $42 million (15%).
* AFS' revenues increased $42 million, due primarily to a higher level of finance receivables outstanding (average receivables were $5.696 billion in 1994 vs. $5.208 billion in 1993), partially offset by a decline in yields on finance receivables (18.39% in 1994 vs. 19.10% in 1993). Its income increased $33 million, due to (a) the higher level of finance receivables outstanding, (b) a decrease in the average cost of borrowed funds (6.63% in 1994 vs. 6.97% in 1993), (c) a decrease in insurance losses in both finance-related and nonfinance-related insurance operations, and (d) a decrease in policy acquisition costs ($6 million), due to a reduction in nonfinance-related insurance premiums earned. These favorable factors were partially offset by
(a) the decline in yields and (b) an increase in loan loss provisions
($15 million), due to growth in finance receivables outstanding, offset in part by an improvement in the ratio of net credit losses to average finance receivables. The ratio decreased to 1.99% in 1994 from 2.14% in 1993.
* TFC's income increased $9 million on higher revenues of $20 million, due principally to (a) a higher level of finance receivables outstanding (average receivables were $2.641 billion in 1994 vs. $2.435 billion in 1993),
(b) higher leveraged lease income ($4 million), primarily related to the higher sales of residual appreciation rights and the benefit of a nonrecourse debt refinancing, and (c) a decrease in loan loss provisions ($7 million). These factors were partially offset by increased interest expense.

Discontinued Operation

1995 vs. 1994
Paul Revere's revenues increased $189 million (14%) due to increased premiums in all lines of business, particularly the individual and group disability lines ($98 million), and to higher net investment income ($76 million), including net realized investment gains. Its income decreased $8 million (6%), primarily as a result of a higher individual disability insurance benefit ratio and reserve strengthening related to the excess risk reinsurance line of business ($59 million), primarily as a result of a loss recognition study. Effective in March 1995, new business in the excess risk reinsurance line is no longer being written. The decreases in income were partially offset by higher net realized investment gains ($77 million in 1995 vs. $23 million in 1994), an improved benefit ratio in the group disability insurance line of business (76.4% in 1995 vs. 77.1% in 1994), and improved expense ratios across all lines of business.
     The higher benefit ratio in individual disability insurance - 85.3% excluding the impact of the reserve strengthening in the excess risk reinsurance line of business, compared with 83.8% in 1994 - was the result of adverse claims experience in the excess risk reinsurance line and the block of policies issued between 1985 and 1989, especially in Florida and California, partially offset by the favorable impact of a reinsurance transaction in the third quarter of 1995. In addition, policies issued to physicians have performed below expectations. During 1995, Paul Revere experienced gradual improvement in the individual disability insurance benefit ratio and expects this gradual improvement to continue throughout 1996, as it continues to introduce new products, initiate pricing and underwriting adjustments, and emphasize improved claims management.
     Establishment of insurance reserves requires making various actuarial assumptions. While actual experience could differ from the assumed actuarial experience underlying its policy and claim reserves, Textron believes that these reserves have been determined on reasonable bases and are adequate. The continued decline in market interest rates and/or the absence of morbidity improvements, could result in adjustments to reserve amounts and deferred costs. Paul Revere has undertaken underwriting and claims management measures mentioned above to mitigate the impact of these potential occurrences.

1994 vs. 1993
Paul Revere's revenues increased $138 million (12%), due to continued growth in its individual disability insurance line ($83 million), increased premium volume in group insurance ($27 million) and higher net investment income ($26 million). Its income decreased $15 million (10%), primarily attributed to a significantly higher individual disability insurance benefit ratio (83.8% in 1994 vs. 72.9% in 1993). Positive earnings factors included higher net realized investment gains ($23 million in 1994 vs. $15 million in 1993) and increased group disability and individual life insurance income.

Liquidity & Capital Resources
Financing for Textron is conducted through two separate borrowing groups: the Textron Parent Company Borrowing Group (consisting of all entities of Textron other than its finance subsidiaries) and Textron's finance subsidiaries.

Parent Company Borrowing Group
Management believes that the Textron Parent Company Borrowing Group will continue to have adequate access to credit markets and that its credit facilities and cash flows from operations--including dividends received from Textron's finance operations--will continue to be more than sufficient to meet its operating needs and to finance growth. Information about the cash flows of this group is set forth in its statement of cash flows on page 11.
* Cash flows from operating activities in 1995 of $536 million were approximately the same as they were in 1994. The effect of increased income and reductions of the cash value of company-owned life insurance were offset by increases in receivables and inventory, due principally to increased business, and reductions of accrued and other liabilities.
* The Group's debt increased by $192 million in 1995, as cash used for capital expenditures, acquisitions, purchases of 1.7 million shares of Textron common stock under its stock repurchase program, and payments of dividends exceeded the $536 million of cash provided by operations. Notwithstanding the increase in debt, Textron's ratio of debt to total capital decreased to 34% at December 30, 1995, from 35% at December 31, 1994.
* Cash flows from operating activities in 1994 of $538 million were down from the 1993 level. The decrease was due to higher receivables (due in large part to changed payment terms with a major customer and higher sales volume) and lower reductions in inventories in 1994 compared to those in 1993. These factors were partially offset by increased income and increased customer deposits in 1994.
* The Group's debt decreased by $443 million in 1994, as operating cash flows and cash proceeds from divestitures exceeded capital expenditures, payments of dividends, and purchases of 3.3 million shares of Textron common stock.
     During 1994, Textron redeemed an aggregate principal amount of $121 million of its 9-1/4% fixed rate debt, resulting in a pretax charge to income of $9 million.

Capital Expenditures
* Capital expenditures: See the table on page 3 for capital expenditures by business segment for 1995, 1994, and 1993. Such expenditures reflect Textron's growth strategy in its Aircraft, Automotive, and Industrial segments. Aggregate capital expenditures for 1996 are expected to more closely approximate the higher level of spending in 1994, as Textron invests in (a) new Citation aircraft models and single-engine aircraft and
(b) increased capacity and improved manufacturing productivity in the Industrial segment. Spending is expected to be lower in 1996 in the Automotive segment following significant investments in 1994 and 1995.
* Acquisitions: In 1995, Textron acquired Elco Industries at an aggregate cost of $230 million. In 1993, Textron acquired the plastics operations of the Acustar division of Chrysler Corporation at a cost of $139 million.
* Dispositions: In 1994, Textron sold its Homelite and Lycoming Turbine Engine divisions. Cash proceeds aggregated $495 million.
* Debt and credit facilities: Textron had a $1.5 billion credit facility with 36 banks at December 30, 1995. The portion of the credit facility not used or reserved as support for commercial paper or bank borrowings was $681 million at that date.
     Textron had $211 million available at December 30, 1995 for the issuance of unsecured debt securities under its shelf registration statement with the Securities and Exchange Commission. On February 1, 1996, a new shelf registration statement became effective, covering an additional aggregate amount of $800 million of (a) debt issuable by Textron and (b) preferred securities issuable by entities formed by Textron as to which Textron would provide certain guarantees. On February 9, 1996, a trust sponsored by Textron issued $500 million of such preferred securities, the proceeds of which were invested by the trust in Textron's newly issued
7.92% Junior Subordinated Deferrable Interest Debentures due 2045. The proceeds from the issuance of the debentures were initially used by Textron for the repayment of long-term borrowings and, ultimately, will be used for general corporate purposes.
* Interest rate exchange agreements: The difference between the variable rate the Group received and the fixed rate it paid on interest rate exchange agreements increased its reported interest expense by $14 million in 1995, $27 million in 1994, and $33 million in 1993.

Finance Subsidiaries
This group includes AFS and TFC. Information about the cash flows of this group is set forth in its statement of cash flows included in Note 17 to the consolidated financial statements.
* Dividends: The amount of the net assets of Textron's finance subsidiaries available for cash dividends and other payments to the Textron Parent Company Borrowing Group is restricted by the terms of lending agreements. The finance subsidiaries paid dividends to the Textron Parent Company Borrowing Group of $117 million, $106 million, and $94 million in 1995, 1994, and 1993, respectively.
* Capital resources: AFS and TFC each utilize a broad base of financial sources for their respective liquidity and capital requirements. Cash is provided from both operations and several different sources of borrowings, including unsecured borrowings under bank lines of credit, the issuance of commercial paper and short-term bank debt, and sales of medium- and long-term debt in the U.S. and foreign financial markets. During 1995, the net proceeds from medium- and long-term financing sources, including the issuances described below, totaled $1.9 billion. Debt increased by $693 million in 1995, due principally to receivable growth and debt assumed upon the acquisition of HFC of Australia, Ltd.

* Debt and credit facilities: During 1995, AFS issued $1.4 billion of unsecured debt securities, including $1.1 billion under its shelf registration statements. At December 31, 1995, AFS had $1.3 billion available for unsecured debt securities under its shelf registration statement with the Securities and Exchange Commission and $417 million available for similar securities under its shelf registration statements with the Canadian provincial security exchanges.
    In 1994, TFC established a medium-term note facility for $500 million.
TFC had $367 million available under this facility at December 31, 1995.
    By utilizing medium- and long-term fixed rate financing, as well as interest rate exchange agreements, Textron's finance subsidiaries effectively had a combined ratio of variable rate debt to total debt of 43% at December 31, 1995.
* Acquisition: In January 1995, AFS acquired HFC of Australia, Ltd., and through this acquisition added approximately $436 million of finance receivables to its portfolio.
* Interest rate exchange agreements: The difference between the variable rate the finance subsidiaries received and the fixed rate they paid on interest rate exchange agreements increased their reported interest expense by $13 million in 1995, $21 million in 1994, and $47 million in 1993.
* Investment in real estate: Textron's finance subsidiaries have substantial amounts of investments and finance receivables backed up or secured by real estate.
     AFS had residential real estate loans outstanding of $2.5 billion at December 31, 1995, which were secured primarily by first and second mortgages on single family homes, and averaged $27 thousand in outstanding principal balance. Residential real estate loans are geographically dispersed and loan amounts are limited to a maximum of 85% of the property's appraised market value, although most loans are made at significantly lower loan to value ratios.
     TFC had real estate loans and leveraged leases of real estate aggregating $426 million and $188 million, respectively, at December 31, 1995. The commercial real estate portfolio of $196 million, consisting principally of first mortgages on income producing properties, is diversified both geographically and by type of property financed.
Nonearning commercial real estate loans were $72 million at December 31, 1995 ($76 million at December 31, 1994).
* Finance receivables: Textron's finance subsidiaries have a diversified portfolio of other consumer and commercial receivables.

For further information about investments and finance receivables, see Note 2 and Note 3 to the consolidated financial statements.

Discontinued Operation - Paul Revere
Management believes that Paul Revere's cash flow from operating activities will continue to provide sufficient liquidity for its operations so that Paul Revere will be able to meet its obligations and pay dividends to its shareholders.
* Investment in real estate: At December 31, 1995, Paul
Revere held $309 million of first mortgages on real estate. The real estate portfolio is well diversified geographically and by type of property financed.
* Mortgage-backed securities: Paul Revere's investments included mortgage-backed securities with an amortized cost of $561 million at December 31, 1995 ($773 million at December 31, 1994) a substantial portion of which is guaranteed by the U.S. Government or U.S. Government agencies. Future investment income from mortgage-backed securities may be affected by the timing of principal payments and the yields on reinvestment alternatives available at the time of such payments.
* Other investments: Paul Revere also has significant investments in other debt securities. The predominant portion of these investments is in high quality, investment grade assets. Paul Revere's investment strategies place an emphasis on matching investment maturities with the timing of amounts estimated to be payable under insurance contracts.


Other Matters

* Environmental: Textron is involved in a number of remedial actions under various federal and state laws and regulations relating to the environment which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites on which their hazardous wastes or materials were disposed or released. Expenditures to evaluate and remediate contaminated sites approximated $15 million, $14 million and $18 million in 1995, 1994, and 1993, respectively. Textron currently projects that expenditures for remediation will range between $10 million and $20 million for each of the years 1996 and 1997. (See the Summary of Significant Accounting Policies and Note 15 to the consolidated financial statements for further information about environmental matters.)
     Based upon the information currently available, Textron believes it has made adequate provision for costs associated with known remediation efforts. Despite the uncertainty concerning the overall costs of additional remedial actions that might be identified in the future, it is not currently anticipated that such costs will have a material adverse effect on Textron's liquidity, net income or financial condition.
* Interest rate management: As part of managing its interest rate risk, Textron utilizes interest rate exchange agreements. The objective is not to speculate for profit, but, rather, is to convert variable rate debt into fixed rate debt, with respect to specific designated borrowings. These agreements do not involve a high degree of complexity or risk. For further information about these agreements and the debt and credit facilities of the Textron Parent Company Borrowing Group and the finance subsidiaries, see Note 7 to the consolidated financial statements.
* Foreign currency exchange agreements: Textron's exposure to foreign exchange rate risk is not significant due to the diversification of its operations among various divisions and geographic locations, there being no one significant foreign operation and no significant exposure to highly inflationary currencies. Textron enters into forward exchange contracts to hedge the risk associated with currency fluctuations on certain firm sales and purchase commitments denominated in foreign currencies. For further information about these contracts see the Summary of Significant Accounting Policies in the consolidated financial statements.
- ------------------------------------------------------------------
Backlog

(Unaudited)                          December 30,      December 31,
(In billions)                               1995              1994
- ------------------------------------------------------------------
U.S. Government:
Aircraft                                    $1.2              $1.6
Systems and Components                        .5                .7
- ------------------------------------------------------------------
                                             1.7               2.3
- ------------------------------------------------------------------
Commercial:
Aircraft                                     2.3               2.2
Industrial                                    .3                .3
Systems and Components                        .5                .5
- ------------------------------------------------------------------
                                             3.1               3.0
- ------------------------------------------------------------------
                                            $4.8              $5.3
==================================================================

Note:
The decrease in the Aircraft segment's U.S. Government backlog was due primarily to revenues recorded in 1995 under the V-22 program.

Condensed Financial Information for the Textron Parent Company Borrowing
Group

Statement of Income

For each of the three years in the period ended December 30, 1995

(In millions)                  1995           1994           1993
- -----------------------------------------------------------------
Revenues                     $6,468         $6,680         $6,275
- -----------------------------------------------------------------
Costs and expenses
Cost of sales                 5,294          5,514          5,210
Selling and administrative      650            668            648
Interest                        199            206            236
- -----------------------------------------------------------------
  Total costs and expenses    6,143          6,388          6,094
- -----------------------------------------------------------------

                                325            292            181
Pretax income of finance
  subsidiaries                  365            331            289
- -----------------------------------------------------------------

Income from continuing
  operations before income
  taxes                         690            623            470
Income taxes                   (274)          (257)          (171)
- -----------------------------------------------------------------
Income from continuing
  operations                    416            366            299
Income from discontinued
  operation, net of
  income taxes                   63             67             80
- ------------------------------------------------------------------
Net income                    $ 479          $ 433        $   379
- ------------------------------------------------------------------

Balance Sheet
                                      December 30,   December 31,
(In millions)                                1995           1994
- ------------------------------------------------------------------
Assets
Cash                                       $   56         $   20
Receivables - net                             777            702
Inventories                                 1,284          1,211
Investments in finance subsidiaries         1,475          1,334
Property, plant and equipment - net         1,297          1,146
Goodwill, less accumulated amortization
  of $233 and $194                          1,344          1,231
Investment in discontinued operation        1,161            912
Other (including net prepaid income taxes)  1,177          1,262
- ------------------------------------------------------------------
Total assets                               $8,571         $7,818
- ------------------------------------------------------------------
Liabilities and shareholders' equity
Accounts payable and accrued liabilities
  (including income taxes)                 $3,385         $3,354
Debt                                        1,774          1,582
Shareholders' equity                        3,412          2,882
- ------------------------------------------------------------------
Total liabilities and shareholders'
  equity                                   $8,571         $7,818
- ------------------------------------------------------------------



Statement of Cash Flows

For each of the three years in the period ended December 30, 1995
 (In millions)                             1995        1994       1993
- ----------------------------------------------------------------------------
Cash flows from operating activities:
Income from continuing operations        $  416       $ 366      $ 299
Adjustments to reconcile income from
  continuing operations to net cash
  provided by operating activities:
   Undistributed earnings of finance
     subsidiaries                          (106)        (97)       (85)
   Depreciation and amortization            221         238        229
   Other - net                                5          31        141
- ------------------------------------------------------------------------------
Net cash provided by operating activities   536         538        584
Net cash provided (used) by investing
  activities                               (437)        224       (168)
Net cash used by financing activities       (63)       (754)      (432)
- ------------------------------------------------------------------------------
Net increase (decrease) in cash              36           8        (16)
Cash at beginning of year                    20          12         28
- ------------------------------------------------------------------------------
Cash at end of year                       $  56      $   20      $  12
- ------------------------------------------------------------------------------

Report of Management

The consolidated financial statements of Textron Inc. have been prepared by management and have been audited by Textron's independent auditors, Ernst & Young LLP, whose report appears below. Management is responsible for the consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles and include amounts based on management's best estimates and judgments.
     Management is also responsible for maintaining internal control systems designed to provide reasonable assurance, at appropriate cost, that assets are safeguarded and that transactions are executed and recorded in accordance with established policies and procedures. Textron's systems are under continuing review and are supported by, among other things, business conduct and other written guidelines, an internal audit function and the selection and training of qualified personnel.
     The Board of Directors, through its Audit Committee, oversees management's financial reporting responsibilities. The Audit Committee, comprised of four outside directors, meets regularly with the independent auditors, representatives of management and the internal auditors to discuss and make inquiries into their activities. Both the independent auditors and the internal auditors have free access to the Audit Committee, with and without management representatives in attendance.


/s/James F. Hardymon

James F. Hardymon
Chairman and Chief Executive Officer


/s/Stephen L. Key

Stephen L. Key
Executive Vice President and Chief Financial Officer

January 25, 1996, except for note 1, as to which the date is April 29, 1996



Report of Independent Auditors


To the Board of Directors and Shareholders
Textron Inc.

We have audited the accompanying consolidated balance sheet of Textron Inc. as of December 30, 1995 and December 31, 1994, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Textron Inc. at December 30, 1995 and December 31, 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.



/s/Ernst & Young LLP

New York, New York
January 25, 1996, except for note 1, as to which the date is April 29, 1996


Consolidated Statement of Income


For each of the three years in the period ended December 30, 1995
(In millions except per share amounts)           1995      1994      1993
- ----------------------------------------------------------------------------
Revenues
Manufacturing sales                            $6,468    $6,678    $6,271
Finance revenues                                1,985     1,674     1,614
- ----------------------------------------------------------------------------
Total revenues                                  8,453     8,352     7,885
- ----------------------------------------------------------------------------
Costs and expenses
Cost of sales                                   5,294     5,514     5,210
Selling and administrative                      1,253     1,198     1,163
Interest                                          812       665       668
Provision for losses on collection
  of finance receivables, less recoveries         169       162       153
Other finance expenses                            235       190       221
- ----------------------------------------------------------------------------
Total costs and expenses                        7,763     7,729     7,415
- ----------------------------------------------------------------------------
Income from continuing operations before
  income taxes                                    690       623       470
Income taxes                                     (274)     (257)     (171)
- ----------------------------------------------------------------------------
Income from continuing operations                 416       366       299
Income from discontinued operation,
  net of income taxes                              63        67        80
- ----------------------------------------------------------------------------
Net income                                     $  479    $  433    $  379
- ----------------------------------------------------------------------------
Per common share:
Income from continuing operations              $ 4.79    $ 4.06    $ 3.32
Discontinued operation                            .72       .74       .89
- ----------------------------------------------------------------------------
Net income                                     $ 5.51    $ 4.80    $ 4.21
- ----------------------------------------------------------------------------
See summary of significant accounting policies and notes to consolidated financial statements.


Consolidated Balance Sheet

                                     December 30,   December 31,
(Dollars in millions)                       1995           1994
- ---------------------------------------------------------------
Assets
Cash                                     $    84        $    49
Investments                                  778            672
Receivables - net:
  Finance                                  9,362          8,583
  Commercial and U.S. Government             777            702
- ---------------------------------------------------------------
                                          10,139          9,285
Inventories                                1,284          1,211
Property, plant and equipment,
  less accumulated depreciation of
  $1,585 and $1,389                        1,373          1,215
Goodwill, less accumulated
  amortization of $347 and $298            1,491          1,388
Investment in discontinued operation       1,161            912
Other (including net prepaid
  income taxes)                            1,037          1,260
- ---------------------------------------------------------------
  Total assets                           $17,347        $15,992
- ---------------------------------------------------------------

Liabilities and shareholders' equity
Liabilities
Accounts payable                         $   684        $   619
Accrued postretirement benefits
  other than pensions                        919            931
Other accrued liabilities
  (including income taxes)                 2,121          2,218
Debt:
  Textron Parent Company Borrowing
  Group                                    1,774          1,582
  Finance subsidiaries                     8,437          7,760
- ----------------------------------------------------------------
                                          10,211          9,342
- ----------------------------------------------------------------
  Total liabilities                       13,935         13,110
- ----------------------------------------------------------------

Shareholders' equity
Capital stock:
  Preferred stock (15,000,000
    shares authorized):
    $2.08 Cumulative Convertible
     Preferred Stock, Series A
      (liquidation value - $16.8)              8              9
    $1.40 Convertible Preferred Dividend
      Stock, Series B
      (preferred only as to dividends)         7              7
  Common stock, 12.5 cents par value
    (250,000,000 shares authorized;
      93,462,000 and 92,284,000 shares
       issued)                                12             12
Capital surplus                              750            702
Retained earnings                          2,864          2,518
Other                                        129           (108)
- ----------------------------------------------------------------
                                           3,770          3,140
  Less cost of treasury shares               358            258
- ----------------------------------------------------------------
  Total shareholders' equity               3,412          2,882
- ----------------------------------------------------------------
  Total liabilities and shareholders'
    equity                               $17,347        $15,992
- ----------------------------------------------------------------
See summary of significant accounting policies and notes to consolidated financial statements.


Consolidated Statement of Cash Flows
For each of the three years in the                 1995      1994       1993
period ended December 30, 1995 (in
millions)
- ------------------------------------------------------------------------------
Cash flows from operating activities:
Income from continuing operations               $   416    $  366    $   299
Adjustments to reconcile income from continuing
  operations to net cash provided by operating
  activities:
   Depreciation and amortization                    342       338        357
   Provision for losses on receivables              208       200        195
   Deferred income taxes                             28        53         20
   Changes in assets and liabilities excluding
   those related to acquisitions and divestitures:
      Increase in commercial and U.S.
        Government receivables                      (40)     (163)       (27)
      Decrease (increase) in inventories            (28)       64        176
      Decrease (increase) in other assets            25       (51)       (46)
      Increase in accounts payable                   54        86         78
      Increase (decrease) in accrued liabilities    (96)      100        (23)
   Other - net                                       35       (28)       (58)
- -------------------------------------------------------------------------------
Cash from operating activities of
   continuing operations                            944       965        971
Cash from operating activities of
   discontinued operation                           349       314        330
- -------------------------------------------------------------------------------
  Net cash provided by operating activities       1,293     1,279      1,301
- -------------------------------------------------------------------------------
Cash flows from investing activities:
Purchases of investments                           (188)     (189)      (287)
Proceeds from disposition of investments             96        65        114
Maturities and calls of investments                  55        56        127
Finance receivables:
  Originated or purchased                        (6,237)   (6,020)    (5,011)
  Repaid or sold                                  5,695     4,803      4,253
Cash used in acquisitions                          (252)       (9)      (139)
Net proceeds from sales of businesses and
  minority interest in subsidiary                     -       492        175
Capital expenditures                               (279)     (294)      (246)
Other investing activities - net                     30         2         32
- -------------------------------------------------------------------------------
Cash used by investing activities
  of continuing operations                       (1,080)   (1,094)      (982)
Cash used by investing activities
  of discontinued operation                        (420)     (520)      (521)
- -------------------------------------------------------------------------------
  Net cash used by investing activities          (1,500)   (1,614)    (1,503)
- -------------------------------------------------------------------------------
Cash flows from financing activities:
Increase (decrease) in short-term debt             (253)      449        485
Proceeds from issuance of long-term debt          2,984     2,078      1,666
Principal payments on long-term debt             (2,347)   (2,072)    (1,954)
Proceeds from exercise of stock options              42        12         19
Purchases of Textron common stock                  (100)     (166)         -
Purchases of Textron common stock from Paul Revere  (22)      (25)         -
Dividends paid                                     (133)     (124)      (110)
Capital contribution to Paul Revere                   -         -       (100)
- -------------------------------------------------------------------------------
Cash from financing activities of continuing
  operations                                        171       152          6
Cash from financing activities of discontinued
  operation                                          86       206        191
- -------------------------------------------------------------------------------
  Net cash provided by financing activities         257       358        197
- -------------------------------------------------------------------------------
Net increase (decrease) in cash                      50        23         (5)
Elimination of cash flow of discontinued operation  (15)        -          -
- -------------------------------------------------------------------------------
Cash at beginning of year                            49        26         31
- -------------------------------------------------------------------------------
Cash at end of year                              $   84    $   49     $   26
- -------------------------------------------------------------------------------
Supplemental Information:
Cash paid during the year for:
  Interest                                       $  765    $  624     $  642
  Income taxes                                      276       194        144
Non-cash transactions:
  Liabilities assumed for acquisitions              562         -         58
- -------------------------------------------------------------------------------
See summary of significant accounting policies and notes to consolidated financial statements.



Consolidated Statement of Changes in Shareholders' Equity

                             Shares outstanding*             Dollars
                                (In thousands)            (In millions)
For each of the three       ---------------------    -----------------------
years in the period
ended December 30, 1995     1995    1994     1993     1995      1994    1993
- -------------------------------------------------------------------------------
$2.08 Preferred stock
Beginning balance            297     321      377    $   9    $    9  $   11
Conversion to common stock   (30)    (24)     (56)      (1)        -      (2)
- -------------------------------------------------------------------------------
Ending balance               267     297      321    $   8    $    9  $    9
- -------------------------------------------------------------------------------
$1.40 Preferred stock
Beginning balance            126     138      153    $   7    $    7  $    8
Conversion to common stock    (8)    (12)     (15)       -         -  $   (1)
- -------------------------------------------------------------------------------
Ending balance               118     126      138    $   7    $    7  $    7
- -------------------------------------------------------------------------------
Common stock
Beginning balance         85,497  88,413   87,563    $  12    $   12  $   11
Purchases                 (1,734) (3,346)       -        -         -       -
Conversion of preferred
 stock to common stock        81      75      151        -         -       1
Exercise of stock options  1,091     349      695        -         -       -
Other issuances of
  common stock                 -       6        4        -         -       -
- -------------------------------------------------------------------------------
Ending balance            84,935  85,497   88,413    $  12    $   12  $   12
- -------------------------------------------------------------------------------
Capital surplus
Beginning balance                                    $ 702    $  687  $  661
Conversion of preferred stock
  to common stock                                        1         1       1
Exercise of stock options                               47        14      25
- -------------------------------------------------------------------------------
Ending balance                                       $ 750    $  702  $  687
- -------------------------------------------------------------------------------
Retained earnings
Beginning balance                                   $2,518    $2,209  $1,940
Net income                                             479       433     379
Dividends declared:
  Preferred stock                                       (1)       (1)     (1)
  Common stock (per share:
  $1.56 in 1995; $1.40
  in 1994 and $1.24 in 1993)                           (132)     (123)   (109)
- -------------------------------------------------------------------------------
Ending balance                                       $2,864    $2,518  $2,209
- -------------------------------------------------------------------------------
Treasury stock
Beginning balance                                    $  258    $   92  $   91
Exercise of stock options                                 -         -       1
Purchases of common stock                               100       166       -
- -------------------------------------------------------------------------------
Ending balance                                       $  358    $  258  $   92
- -------------------------------------------------------------------------------
Other
Beginning balance                                    $ (108)   $  (52) $  (52)
Currency translation adjustment                           5         1     (23)
Securities valuation adjustment                         216 **    (71)     11
Pension liability adjustment                              3         -      (3)
Shares allocated to ESOP
  participants' accounts                                 13        14      15
- -------------------------------------------------------------------------------
Ending balance                                      $   129    $ (108)  $ (52)
- -------------------------------------------------------------------------------
* Shares  issued at the end of 1995,  1994,  1993 and 1992  were as  follows
(in thousands): $2.08 Preferred - 336; 366; 390 and 446 shares, respectively; $1.40 Preferred - 604; 613; 625 and 640 shares, respectively; Common -
93,462; 92,284; 91,859 and 91,007 shares, respectively.

** Includes net unrealized gains relating to the transfer of all of Paul Revere's debt securities from the held to maturity category to the available for sale category of its investment portfolio ($133 million) (See note 1 for further information about Paul Revere's investments), partially offset by an adjustment to deferred policy acquisition costs ($73 million).

See summary of significant accounting policies and notes to consolidated financial statements.


Summary of Significant Accounting Policies

Principles of consolidation
The consolidated financial statements include the accounts of Textron and all of its majority- and wholly-owned subsidiaries, excluding Paul Revere which is reflected as a discontinued operation. All significant intercompany transactions are eliminated.
     Textron consists of two borrowing groups - the Textron Parent Company Borrowing Group (comprised of all entities of Textron other than its finance subsidiaries) and Textron's finance subsidiaries. Separate financial information is presented on pages 10 and 11 for the Textron Parent Company Borrowing Group and in Note 17 on page 37 for the finance subsidiaries.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in those statements and accompanying notes. Actual results could differ from such estimates.

Finance receivables
Interest income is recognized in revenues using the interest method. Accrual of interest income is suspended for accounts which are contractually delinquent by more than three months (commercial) or three payments (consumer). Accrual of interest on commercial loans is resumed, and suspended interest income is recognized, when loans become contractually current, whereas subsequent interest income on consumer loans is recognized when collected. Fees received and direct loan origination costs are deferred and amortized to revenues over the contractual lives of the respective loans using the interest method.
     Finance receivables are written off when they are deemed uncollectible. Commercial loans are written down to the fair value of the related collateral (less estimated costs to sell) when the collateral is repossessed or when no payment has been received for six months, unless management deems the loans collectible. Foreclosed real estate loans are transferred from finance receivables to other assets at the lower of the fair value of the related real estate (less estimated costs to sell) or the outstanding loan balance.
     Provisions for losses on finance receivables are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover the losses in the existing receivable portfolio.

Investments
Securities classified in the available for sale category are carried at estimated fair value and consist of those securities which Textron intends to hold for an indefinite period of time but not necessarily to maturity. Unrealized gains and losses related to securities available for sale, net of applicable income taxes, are reported as a separate component of shareholders' equity.
     Net realized gains or losses resulting from sales or calls of investments are included in revenues. The cost of securities sold is determined primarily on the specific identification method.


Inventories
Inventories are carried at the lower of cost or market.

Long-term contracts and programs
Sales under fixed-price contracts and programs are generally recorded as deliveries are made. Sales under cost reimbursement-type contracts are recorded as costs are incurred and fees are earned. Certain contracts are awarded on a fixed-price incentive fee basis. Incentive fees on such contracts are considered when estimating revenues and profit rates and are recorded when the amounts can reasonably be determined. Profits expected to be realized on long-term contracts and programs are based on estimates of total sales value and costs at completion. (Cost of sales under programs is determined on a program-average method and is computed as a percentage of the sale price of the units being sold under the program.) Such estimates are reviewed and revised periodically throughout the lives of the contracts and programs. Revisions to contract profits are recorded in the accounting period in which the revisions are made. Revisions to program profits are recorded over the balance of the programs. Estimated losses on contracts and programs are recorded when identified.
     Program accounting has evolved in practice as a method of accounting for the costs of certain products manufactured under production-type contracts in connection with long-term programs. The program method, with origins prior to the issuance in 1981 of SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" and used by a limited number of companies (mainly commercial airframe manufacturers), consists of estimating the entire quantity of units to be produced over the life of a program and the related revenues, costs, and profits to be realized and recognizing those profits throughout that period. The program method has been used by Textron in accounting for its subcontract work under the Airbus A330/340 commercial aircraft program, because the criteria required for its use are present - that is, (a) at the beginning of the program (in 1988) Textron did not yet have firm orders that would, by themselves, recover all of the initial investment in design, development, tooling, and early production effort and (b) Textron has the ability to make reasonably dependable estimates of the number of units to be produced, the period of time over which they will be delivered, and the associated costs and selling prices.
     Textron does not use the program method of accounting in connection with any of its government contracts.

Property, plant and equipment
The cost of property, plant and equipment is being depreciated based on the estimated useful lives of the assets.
     In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FAS 121), which Textron is required to implement beginning in 1996. An impairment loss must be recognized to the extent the carrying value of an asset, including any goodwill relating to the asset, exceeds the fair value of the asset. The adoption of FAS 121 is not expected to have a material effect on Textron's results of operations.

Goodwill
Goodwill related to Textron's manufacturing operations is being amortized on the straight-line method over periods ranging from 20 to 40 years. Goodwill related to Textron's finance subsidiaries is being amortized on the straight-line method over 25 years.
     Goodwill is reviewed periodically for impairment by comparing the carrying amount to the estimated future undiscounted cash flows of the businesses acquired. If this review indicates that goodwill will not be recoverable, Textron would reduce the carrying amount of the goodwill to its fair value - generally based on future discounted cash flows - by a noncash charge to earnings.

Income per common share
Income per common share is based on average common shares outstanding during each year assuming full conversion of outstanding preferred stock and exercise of stock options. Such average shares were 86,894,000 in 1995; 90,119,000 in 1994 and 90,052,000 in 1993.

Translation of foreign currencies, foreign exchange transactions and foreign currency exchange contracts.
     Adjustments resulting from the translation of the financial statements of most of Textron's foreign operations are excluded from the determination of its income and accumulated in a separate component of shareholders' equity until the entity is sold or substantially liquidated.

     Foreign exchange gains and losses included in income (which relate principally to transactions denominated in foreign currencies) have not been material.
     Textron's exposure to foreign exchange rate risk is not significant due to the diversification of its operations among various divisions and geographic locations, there being no one significant foreign operation and no significant exposure to highly inflationary currencies. Textron enters into forward exchange contracts to hedge the risk associated with currency fluctuations on certain firm sales and purchase commitments denominated in foreign currencies. The gains and losses resulting from the impact of currency exchange rate movements on these contracts are recorded when the underlying transactions occur. Textron had open foreign currency forward exchange contracts totaling approximately $191 million and $110 million at December 30, 1995 and December 31, 1994, respectively. The unrealized losses relating to these contracts aggregated $6 million and $12 million at December 30, 1995 and December 31, 1994, respectively.

Interest rate exchange agreements
Textron's interest rate exchange agreements are accounted for on the accrual basis. Certain of the agreements are designated against specific long-term variable rate borrowings and the balance is designated against existing short-term borrowings, through their maturity, and the anticipated short-term borrowings which will replace the existing borrowings. Textron continuously monitors the level of short-term borrowings to ensure that there is a high degree of probability that its short-term borrowings will remain at a level in excess of the notional amount of the designated agreements. If Textron were to determine it probable that the level of anticipated short-term borrowings will at any time be less than the notional amount of designated agreements, any excess would be marked to market and the associated gain or loss recorded in income.
     Premiums paid to terminate any such agreements are deferred and subsequently amortized to expense over the original terms of the agreements. Upon early extinguishment of any of the underlying debt originally hedged, unamortized premiums are recognized as an adjustment to the gain or loss on such early extinguishment.

Income taxes
Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are expected to be realized or settled.

Environmental remediation
Environmental liabilities are recorded based on the most probable cost if known or on the estimated minimum cost, determined on a site by site basis. Textron's environmental liabilities are undiscounted and do not take into consideration any possible future insurance proceeds or any significant amounts of claims against other third parties.


Notes to Consolidated Financial Statements

1 Discontinued Operation

On April 29, 1996, Textron announced that The Paul Revere Corporation, an 83.3% owned subsidiary, has entered into an agreement with Provident Companies, Inc. whereby Provident will acquire all of the outstanding shares of Paul Revere's common stock for $26 per share.
  For its Paul Revere shares, Textron will receive $20 per share in cash (an aggregate of $750 million) and $6 per share in Provident common stock, for a total of approximately $975 million. (The number of shares of Provident common stock to be received will be determined in accordance with an exchange ratio based upon closing prices of Provident common stock prior to the closing of the transaction, subject to certain limitations. Based on the $31.50 closing price of Provident's stock on April 26, 1996, Textron would own approximately 7.1 million of Provident shares had the closing occurred on that date.) This transaction has been approved by the Boards of Directors of Paul Revere, Provident, and Textron and is subject to regulatory approvals and the consent of Provident and Paul Revere shareholders. It is expected to close in the third quarter of 1996. The estimated loss on sale will be approximately $90 million, net of Textron's share of Paul Revere's estimated net income for the period April 1996 through the closing date, which Textron will record in its financial statements at March 30, 1996 and for the three months then ended.

  Textron has restated its financial statements as presented herein to treat Paul Revere as a discontinued operation.

The operating results of the Paul Revere are summarized below:

For each of the three years ended December 31,
(In millions)                            1995        1994         1993
- --------------------------------------------------------------------------

Revenues                               $ 1,520     $ 1,331       $ 1,193
Costs and expenses                       1,397       1,200         1,047
- --------------------------------------------------------------------------
Income before income taxes                 123         131           146
Income taxes                               (47)        (51)          (63)

- --------------------------------------------------------------------------
Net income                                  76          80            83
Minority interest in net income            (13)        (13)           (3)

==========================================================================
Textron's equity in net income         $    63     $    67       $    80
==========================================================================

Presented below is a summary of Paul Revere's financial position at December 31, 1995 and 1994:

 (In millions)                          1995         1994
- ----------------------------------------------------------
Assets:
  Investments                        $ 5,205      $ 4,686

  Insurance policy acquisition           843          868
costs
  Other                                  996          355
- ----------------------------------------------------------
  Total assets                       $ 7,044      $ 5,909
- ----------------------------------------------------------

Liabilities:
  Insurance reserves                 $ 5,099      $ 4,483
  Other accrued liabilities              551          332
- ----------------------------------------------------------
  Total liabilities                    5,650        4,815
- ----------------------------------------------------------
Textron equity:
  Currency translation adjustment        (11)        (16)
  Securities valuation                   144         (36)
adjustment
  Capital and retained earnings        1,028          964
- ----------------------------------------------------------
  Total Textron equity                 1,161          912
- ----------------------------------------------------------
  Minority interest                      233          182
==========================================================
  Total liabilities and equity       $ 7,044      $ 5,909
==========================================================


Recognition of revenues and expenses
Premiums from individual disability insurance are recognized in revenues when due. Benefits and expenses relating to individual disability insurance are recognized over the life of the contracts through the establishment of reserves for future policy benefits and the amortization of deferred policy acquisition costs. For investment products, revenues consist of policy and surrender charges assessed during the year.

Investments
Securities carried at amortized cost and classified in the held to maturity category are those which Paul Revere has both the ability and positive intent to hold to maturity. Securities classified in the available for sale category are carried at estimated fair value and consist of those securities which Paul Revere intends to hold for an indefinite period of time but not necessarily to maturity. Unrealized gains and losses related to securities available for sale, net of applicable income taxes, are reported as a separate component of shareholders' equity.


Net realized gains or losses resulting from sales or calls of investments are included in revenues. The cost of securities sold is determined primarily on the specific identification method.


Deferred policy acquisition costs
Costs which vary with and are related primarily to the production of new business, are deferred to the extent they are deemed recoverable from future profits. For disability insurance, these costs are amortized in proportion to premiums over the estimated lives of the policies. For investment products, these costs are amortized in proportion to estimated profits.


Insurance reserves and claims
Policy reserves represent the portion of premiums received, accumulated with interest, to provide for future claims. Such reserves for individual disability insurance products are based on Paul Revere's withdrawal, morbidity, and mortality experience. Claim reserves are established for future payments not yet due on claims already incurred, primarily relating to individual disability insurance. Other policyholder funds represent amounts accumulated under deferred contracts to provide annuities in the future.

Investments
The amortized cost and estimated fair value of Paul Revere's investments at the end of 1995 and 1994 were as follows:
                                            Gross         Gross
                          Amortized    unrealized    unrealized     Estimated
(In millions)                  cost         gains        losses    fair value
- ------------------------------------------------------------------------------
December 30, 1995
Securities available
  for sale:
Obligations of U.S.,
  foreign and other
  governments and
  government agencies        $  521         $  96        $    1        $  616
Public utility securities       648            58             -           706
Corporate securities          2,559           225            11         2,773
Mortgage-backed securities*     561            36             1           596
Marketable equity securities     48            41             -            89
- ------------------------------------------------------------------------------
                             $4,337          $456        $   13         4,780

                             ----------------------------------

Other investments, at cost
  (estimated fair value $476)                                             425
- ------------------------------------------------------------------------------
                                                                        $5,205
- ------------------------------------------------------------------------------
* Paul Revere, in accordance with the "Guide to Implementation of Statement
  115 on Accounting for Certain Investments and Debt Securities," reviewed its portfolio and transferred all its debt securities from the held to maturity category ($2.6 billion) to the available for sale category as of December 1, 1995. The net unrealized gains, net of applicable income taxes, relating to the securities reclassified at that date, were recorded as an increase to shareholders' equity. The transfer had no effect on Paul
  Revere's net income or cash flows.


Securities available for sale, at fair value:
                                                Gross        Gross
                              Amortized    unrealized   unrealized    Estimated
(In millions)                      cost         gains       losses   fair value
- -------------------------------------------------------------------------------
December 31, 1994
Obligations of U.S., foreign
and other governments
  and government agencies    $      181          $  2       $    6    $    177
Public utility securities           202             1           14         189
Corporate securities                728            14           46         696
Mortgage-backed securities*         773             7           53         727
Marketable equity securities         65            56            2         119
- -------------------------------------------------------------------------------
                                 $1,949         $  80       $  121       1,908
                                 ---------------------------------
- -------------------------------------------------------------------------------

Securities to be held to maturity, at amortized cost:
                                                Gross        Gross
                              Estimated    unrealized   unrealized    Amortized
                             fair value         gains       losses         cost
Obligations of U.S., foreign
  and other governments
  and government agencies        $  333          $  2      $    16         347
Public utility securities           463             1           39         501
Corporate securities              1,498            15          139       1,622
- -------------------------------------------------------------------------------
                                $ 2,294          $ 18      $   194       2,470
                                ----------------------------------
- -------------------------------------------------------------------------------
Other investments, at
cost (estimated fair
value $321)                                                                308
- -------------------------------------------------------------------------------
                                                                        $4,686
- -------------------------------------------------------------------------------
* A substantial portion of these securities is guaranteed by the U.S.
Government or U.S. Government agencies.

     Gross realized gains and losses from sales of securities classified as available for sale were $100 million and $12 million, respectively, in 1995 and $27 million and $2 million, respectively, in 1994. Gross gains and losses realized on sales of debt securities were $10 million and $2 million, respectively, in 1993. Net realized gains resulting from sales of marketable equity securities were $9 million in 1993.

Insurance reserves and claims

                                             December 30,       December 31,
(In millions)                                       1995               1994
- -------------------------------------------------------------------------------
Future policy benefits                            $1,371             $1,193
Unpaid claims and claim expenses                   1,852              1,576
Other policyholder funds                           1,876 *            1,714 *
- -------------------------------------------------------------------------------
                                                  $5,099             $4,483
- -------------------------------------------------------------------------------

* The estimated fair value of the other policyholder funds at December 31, 1995 and 1994 was $1,849 million and $1,694 million, respectively, and was based on the cash surrender value of Paul Revere's financial products portfolio.

     Establishment of insurance reserves requires making various actuarial assumptions. While actual experience could differ from the assumed actuarial experience underlying its policy and claim reserves, Textron believes that these reserves have been determined on reasonable bases and are adequate. The continued decline in market interest rates and/or the absence of morbidity improvements, could result in adjustments to reserve amounts and deferred costs. Paul Revere has undertaken underwriting and claims management measures to mitigate the impact of these potential occurrences.


2 Investments

The amortized cost and estimated fair value of investments at the end of 1995 and 1994 were as follows:

                                           Gross          Gross
                        Amortized     unrealized     unrealized      Estimated
(In millions)                cost          gains         losses     fair value
- -------------------------------------------------------------------------------
December 30, 1995
Obligations of U.S.,
foreign and other
governments and
 government agencies       $  237           $ 13         $    1        $  249
Public utility securities      61              2              -            63
Corporate securities          379             16              2           393
Mortgage-backed securities*    40              -              -            40
Marketable equity securities   21              3              -            24
- -------------------------------------------------------------------------------
                           $  738           $ 34        $     3           769
                           ------------------------------------

Other investments, at cost
(estimated fair value $9 )                                                  9
- -------------------------------------------------------------------------------

                                                                         $778
- -------------------------------------------------------------------------------

December 31, 1994
Obligations of U.S.,
foreign and other
governments and
  government agencies      $  239           $  3        $    6        $  236
Public utility securities      69              1             6            64
Corporate securities          327              2            16           313
Mortgage-backed securities*    37              2             4            35
Marketable equity securities   19              -             -            19
- -------------------------------------------------------------------------------
                           $  691           $  8        $   32           667
                           -----------------------------------


Other investments, at cost
(estimated fair value $5)                                                  5
- -------------------------------------------------------------------------------
                                                                        $672
- -------------------------------------------------------------------------------
*A substantial portion of these securities is guaranteed by the U.S. Government or U.S. Government agencies.

The amortized cost and estimated fair value of debt securities at the end of 1995 by contractual maturity date, were as follows:

                                    Amortized      Estimated
(In millions)                            cost     fair value
- ------------------------------------------------------------
Due in 1996                            $  107         $  107
Due 1997 to 2000                          299            308
Due 2001 to 2005                          196            207
Due after 2005                             75             83
- ------------------------------------------------------------
                                          677            705
- ------------------------------------------------------------
Mortgage-backed securities                 40             40
- ------------------------------------------------------------
                                       $  717         $  745
- ------------------------------------------------------------


3 Finance Receivables

Contractual maturities of finance receivables outstanding at the end of 1995 and total finance receivables outstanding at that date and at the end of 1994 were as follows:


                                                                                                 Finance receivables
                                               Contractual maturities                Less            outstanding
                                        ____________________________________        finance     ____________________
(In millions)                              1996         1997     After 1997        charges        1995          1994
- --------------------------------------------------------------------------------------------------------------------
Consumer:
Consumer loans                            $1,775       $1,227       $1,240         $1,221       $3,021        $2,722
Real estate loans                            721          511        3,804          2,523        2,513         2,415
Retail installment contracts                 904          523          365            656        1,136         1,107
Other                                        125           87           77             25          264            92
- --------------------------------------------------------------------------------------------------------------------
                                           3,525        2,348        5,486          4,425        6,934         6,336
- --------------------------------------------------------------------------------------------------------------------
Commercial:
Installment contracts                        403          307          621            236        1,095           977
Real estate loans                             78           83          268              3          426           440
Finance leases                               154          154          342            127          523           523
Leveraged leases                               9           16          613            311          327           321
Floorplan and other receivables              429           53          119             12          589           487
- --------------------------------------------------------------------------------------------------------------------
                                           1,073          613        1,963            689        2,960         2,748
- --------------------------------------------------------------------------------------------------------------------
                                          $4,598       $2,961       $7,449         $5,114        9,894         9,084
- --------------------------------------------------------------------------------------------------------------------
Less allowance for credit losses                                                                   270           250
Less finance-related insurance reserves
  and claims                                                                                       262           251
- --------------------------------------------------------------------------------------------------------------------
                                                                                                $9,362        $8,583

      The maximum term over which consumer loans and retail installment contracts are written is ten years, but approximately 90% of these loans are written with terms of four years or less. Consumer real estate loans are written with a maximum term of 15 years. Nonearning consumer loans were $115 million at the end of 1995.
     Commercial installment contracts have initial terms generally ranging from one to 12 years. Commercial real estate loans have initial terms generally ranging from three to five years. Finance leases have initial terms generally up to 12 years. Nonearning commercial loans were $99 million at the end of 1995.
     Accounts are often repaid or refinanced prior to contractual maturity. Accordingly, the foregoing tabulation should not be regarded as a forecast of future cash collections. In 1995 and 1994, cash collections of receivables (excluding finance charges) were $5.7 billion and $4.7 billion, respectively. The ratio of cash collections to average net receivables was approximately 63% and 58%, respectively.
     Textron had both fixed rate and variable rate loan commitments in the amount of $698 million at December 30, 1995. Generally, interest rates on these commitments are not set until the loans are funded; therefore, Textron is not exposed to interest rate changes.





4 Long-term Contract and Program Receivables

Long-term contract and program receivables at December 30, 1995 and December 31, 1994 aggregated $175 million and $153 million, respectively, including $81 million and $69 million, respectively, of unbilled costs and accrued profits on long-term contracts for which the contractual criteria for billing had not yet been met. An estimated $40 million and $53 million, respectively, of the unbilled amounts are not expected to be collected within one year. There are no significant amounts included in receivables which represent balances billed but unpaid under contractual retainage provisions or significant long-term contract receivables subject to uncertainty as to collection.

5 Inventories

                                           December 30,   December 31,
(In millions)                                     1995           1994
- ----------------------------------------------------------------------
Finished goods                                  $  352         $  288
Work in process                                    911            948
Raw materials                                      217            212
- ----------------------------------------------------------------------
                                                 1,480          1,448
Less progress and advance payments                 196            237
- ----------------------------------------------------------------------
                                                $1,284         $1,211
- ---------------------------------------------------------------------

     Inventories aggregating $754 million at December 30, 1995 and $664 million at December 31, 1994 were valued by the last-in, first-out (LIFO) method. (Had such LIFO inventories been valued at current costs, their carrying values would have been approximately $139 million and $144 million higher at those respective dates.) The remaining inventories, other than those related to certain long-term contracts and programs, are valued generally by the first-in, first-out method.
     Inventories related to long-term contracts and programs, net of progress and advance payments, were $393 million at December 30, 1995 and $451 million at December 31, 1994. Such inventories include unamortized tooling and deferred learning costs - $171 million at December 30, 1995; $176 million at December 31, 1994; and $162 million at January 1, 1994 relating to Textron's subcontract work under the Airbus A330/340 program. Textron has been using a program size of 400 aircraft in accounting for this program since its inception. It had firm orders as of the end of 1995 from its two customers under the program, both of which are members of the consortium producing the aircraft and each of which is producing different sections of the wings for the aircraft, covering 191 and 207 sets of wing components, respectively; the corresponding orders as of the end of 1994 were 150 and 207, respectively, and as of the end of 1993 were 114 and 157, respectively. (Airbus Industrie had firm orders as of the end of 1995 for 274 A330/340s.) Textron has delivered 147 units to one customer and 140 units to the other customer through the end of 1995; deliveries in 1995 were 27 and 34 units, in 1994 were 36 and 42 units, and in 1993 were 33 and 30 units. Current customer delivery schedules call for completion of deliveries of the 400 units in the year 2001.
     The portion of the unamortized tooling and deferred learning costs that would not be absorbed in cost of sales based on firm orders to Textron at December 30, 1995 - that is, assuming the Airbus A330/340 aircraft program were to be canceled after Textron completed deliveries under those orders - was $154 million (the corresponding amounts at the end of 1994 and 1993 were $157 million and $185 million, respectively). Textron continues to believe that in light of the orders to date, the outlook for the aircraft in the marketplace, and the customer contractual arrangements that exist on this program, it will recover all such costs.
     As to government contracts, inventory costs also include general and administrative expenses ($14 million at December 30, 1995; $30 million at December 31, 1994), substantially all of which are clearly related to production.


6 Property, Plant and Equipment

                                           December 30,   December 31,
(In millions)                                     1995           1994
- ----------------------------------------------------------------------
At cost:
Land and buildings                              $  726         $  670
Machinery and equipment                          2,232          1,934
- ----------------------------------------------------------------------
                                                 2,958          2,604
Less accumulated depreciation                    1,585          1,389
- ----------------------------------------------------------------------
                                                $1,373         $1,215
- ----------------------------------------------------------------------



7 Debt and Credit Facilities

The Textron Parent Company Borrowing Group and Textron's finance subsidiaries are independent borrowers, and, accordingly, their debt is supported by their own respective assets and cash flows. At the end of 1995 and 1994, debt consisted of the following

                                           December 30,   December 31,
(In millions)                                     1995           1994
- ----------------------------------------------------------------------
Textron Parent Company Borrowing Group:
Senior:
Borrowings under or supported by
  long-term credit facilities*                 $   882         $  432
8.75% - 10.04%; due 1996 to 2022                   254            241
Medium-term notes; due 1996 to 2011
  (average rate - 9.3%)                            333            357
Variable rate notes due 2000 to 2002
  (average rate - 6.7%)                            150            365
Other notes (average rate - 6.0%)                  126            158
- ----------------------------------------------------------------------
    Total senior                                 1,745          1,553
Subordinated - 8.86% - 8.97%; due
  1998 to 1999                                      29             29
- ----------------------------------------------------------------------
    Total Textron Parent Company
     Borrowing Group                             1,774          1,582


Finance subsidiaries:

Senior:
Borrowings under or supported by
  credit facilities**                            3,424          3,370
4.93% - 5.91%; due 1996 to 2000                    896          1,322
6% - 7.99%; due 1996 to 2002                     2,550          1,509
8% - 9.82%; due 1996 to 2000                       834            710
10.4% - 11.85%; due 1996 to 1998                   101            267
Variable rate notes due 1996 to 2000
  (average rate - 6.1%)                            597            543
- ----------------------------------------------------------------------
    Total senior                                 8,402          7,721
- ----------------------------------------------------------------------
Senior subordinated - 10.28% - 11.56%;
  due 1996 to 1998                                  35             39
- ----------------------------------------------------------------------
    Total finance subsidiaries                   8,437          7,760
- ----------------------------------------------------------------------
    Total debt                                 $10,211         $9,342
- ----------------------------------------------------------------------





 *The weighted average interest rates on these borrowings, before consideration of the effect of interest rate exchange agreements, at the end of 1995, 1994, and 1993 were 6.1%, 6.2%, and 3.6%, respectively. The corresponding weighted average interest rates on these borrowings during the years 1995, 1994, and 1993 were 6.1%, 4.4%, and 3.4%, respectively.

**The weighted average interest rates on these borrowings, before consideration of the effect of interest rate exchange agreements, at the end of 1995, 1994, and 1993 were 6.3%, 6.1%, and 3.7%, respectively. The corresponding weighted average interest rates on these borrowings during the years 1995, 1994, and 1993 were 6.4%, 4.7%, and 3.7%, respectively.

Required payments and sinking fund requirements during the next five years on debt outstanding at December 30, 1995 (excluding amounts that might become payable under credit facilities and revolving credit agreements) are as follows:

 (In millions)           1996       1997       1998      1999      2000
- -----------------------------------------------------------------------
Textron Parent
Company Borrowing
  Group                $   62       $ 66       $ 20     $  52    $  134
Finance subsidiaries    1,001        713        972       651     1,277
- -----------------------------------------------------------------------
                       $1,063       $779       $992      $703    $1,411
- -----------------------------------------------------------------------

     The Textron Parent Company Borrowing Group maintains credit facilities with various banks for borrowing funds on both a short- and a long-term basis. It has a credit agreement with 36 banks aggregating $1.5 billion which is available on a fully revolving basis until July 1, 2000. The portion of the credit facility not used or reserved as support for commercial paper or bank borrowings at December 30, 1995 was $681 million.
     Textron's finance subsidiaries have lines of credit with various banks aggregating $4.4 billion at December 30, 1995. The subsidiaries' lines of credit not used or reserved as support for commercial paper or bank borrowings at December 30, 1995 were $322 million.


The amount of the net assets of Textron's finance subsidiaries available for cash dividends and other payments to the Textron Parent Company Borrowing Group is restricted by the terms of lending agreements. As of December 30, 1995, approximately $341 million of their net assets of $1.5 billion was available to be transferred to the Textron Parent Company Borrowing Group pursuant to these restrictions. The finance subsidiaries' loan agreements also contain restrictions regarding additional debt, the creation of liens or guarantees, and the making of investments.


Interest rate exchange agreements
As part of managing its interest rate risk, Textron utilizes interest rate exchange agreements. The objective is not to speculate for profit, but, rather, is to convert variable rate debt into fixed rate debt, with respect to specific designated borrowings. These agreements do not involve a high degree of complexity or risk. During 1995, the finance subsidiaries had $759 million of interest rate exchange agreements go into effect. The agreements in effect at the end of 1995 and 1994, which had weighted average original terms of 8.3 years at both dates for the Textron Parent Company Borrowing Group and 3.2 years and 3.5 years, respectively, for the finance subsidiaries, had the effect of fixing the rate of interest on variable rate borrowings as follows:


                                 December 30, 1995          December 31, 1994
- ------------------------------------------------------------------------------
Interest rate exchange
agreements                                Weighted                    Weighted
                          Notional         average     Notional        average
(Dollars in millions)       amount   interest rate       amount  interest rate
- -------------------------------------------------------------------------------
Textron Parent Company
Borrowing Group             $  602*           8.80%     $   571           8.79%
Finance subsidiaries         1,338**          7.79          824           8.12
- -------------------------------------------------------------------------------
                            $1,940            8.10       $1,395           8.40
- -------------------------------------------------------------------------------

 *$150 million of the Textron Parent Company Borrowing Group's interest rate exchange agreements were designated against specific long-term variable rate notes and the balance was designated against existing and anticipated short-term variable rate borrowings. The effect of these agreements on the average rate of interest on the related borrowings was to adjust those rates on the long-term variable rate notes from an average of 6.7% to 9.0% and on the short-term variable rate borrowings from 6.1% to 8.6%. The interest rate exchange agreements in effect at the end of 1995 expire as follows: $172 million (8.7%) in 1996, $24 million (6.7%) in 1997, $100 million (9.0%) in 1998, and $306 million (8.9%) after 1999.
 **$275 million of the finance subsidiaries interest rate exchange agreements were designated against specific long-term variable rate notes and the balance was designated against existing and anticipated short-term variable rate borrowings. The effect of these agreements on the average rate of interest on the related borrowings was to adjust those rates on the long-term variable rate notes from an average of 6.1% to 6.5% and on the short-term variable rate borrowings from 6.4% to 8.2%. The interest rate exchange agreements in effect at the end of 1995 expire as follows: $341 million (8.8%) in 1996, $260 million (8.6%) in 1997, $460 million (7.4%) in
1998, $262 million (6.5%) in 1999, and $15 million (6.7%) thereafter.
      The finance subsidiaries have interest rate exchange agreements that have the effect of exchanging the indices used to determine interest expense under certain variable rate borrowings for the purpose of better matching the rate of interest incurred on their financing with the rate of interest earned on certain of their variable rate finance receivables. At the end of 1995, $250 million of such agreements were in effect. The agreements expire in 1996. Also, the finance subsidiaries have fixed-pay interest rate exchange agreements which become effective in 1996. These agreements expire through 1999 and will fix the rate of interest at 8.1% on $204 million of variable rate borrowings. The agreements will mitigate the exposure to increases in interest rates primarily by replacing maturing fixed-pay swap agreements and fixed-rate notes.
     Textron did not have any exposure to loss in the event of nonperformance by the counterparties to its interest rate exchange agreements at either December 30, 1995 or December 31, 1994. While Textron may become exposed to loss for the periodic settlement of amounts due from counterparties in the event of nonperformance, Textron does not anticipate nonperformance by any of those parties. Textron believes that such risk is minimized by entering into contracts only with major, financially sound counterparties having no less than a long-term bond rating of "A," continuously monitoring the credit ratings of such counterparties, and limiting the amount of agreements entered into with any one financial institution. The amounts potentially subject to credit risk are generally limited to the amounts, if any, by which the counterparties obligations under the contracts exceed the obligations of Textron to the same counterparties.


8 Shareholders' Equity

Preferred stock
Each share of $2.08 Preferred Stock ($23.63 approximate stated value) is convertible into 2.2 shares of common stock and is redeemable by Textron at $50 per share.
     Each share of $1.40 Preferred Dividend Stock ($11.82 approximate stated value) is convertible into 1.8 shares of common stock and is redeemable by Textron at $45 per share.

Preferred stock purchase rights
One-half of a Preferred Stock Purchase Right (Right) is attached to each outstanding share of common stock. Each whole Right entitles the holder to buy one unit of Series C Junior Participating Preferred Stock at an exercise price of $175. The Rights will become exercisable only under certain circumstances related to a person or group acquiring or offering to acquire a substantial block of Textron's common stock. If certain additional events then occur, each whole Right will allow holders of units to acquire common stock of Textron, or in some cases of an acquiring entity, having a value equal to twice the exercise price. The Rights expire in March 1996. In September 1995, Textron's Board of Directors approved the issuance of new Preferred Stock Purchase Rights (New Rights) to replace the existing Rights when they expire. One New Right will be attached to each outstanding share of common stock and, when exercisable, will entitle the holder to buy one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $250. The New Rights expire in September 2005, but may be redeemed earlier at a price of $.05 per New Right.

Stock options and performance awards
In April 1994, Textron's shareholders approved the adoption of the 1994 Long-Term Incentive Plan which authorizes the granting of awards to key employees in the following forms: (a) performance share units and (b) options to purchase Textron common stock at an exercise price equal to the fair value of the stock at the date of grant. The total number of shares of common stock for which options may be granted under the Plan is 5,000,000. Stock option transactions during 1995 are summarized as follows:



(Shares in thousands)                     Shares    Average price
- -----------------------------------------------------------------
Shares under option at beginning
 of year                                   4,696         $44.31
Options granted                            1,062          72.11
Options exercised (349 shares in
  1994 and 701 shares in 1993)            (1,098)         38.26
Options canceled                            (102)         51.13
- ----------------------------------------------------------------
Shares under option at end of year         4,558          52.09
- ----------------------------------------------------------------
Shares exercisable at end of year
  (2,957 shares in 1994)                   2,944          45.38
- ----------------------------------------------------------------


Reserved shares
Shares of common stock reserved at December 30, 1995 for the subsequent conversion of preferred stock and the exercise of stock options were as follows:

(In thousands)                                                      Shares
- --------------------------------------------------------------------------
$2.08 Cumulative Convertible
Preferred Stock, Series A*                                             739
$1.40 Convertible Preferred
Dividend Stock, Series B*                                            1,088
Options granted to employees                                         4,558
- --------------------------------------------------------------------------
                                                                     6,385
- --------------------------------------------------------------------------

 *Includes shares issuable upon conversion of shares of preferred stock held as treasury shares.

9 Leases

Rental expense was approximately $104 million, $108 million, and $114 million in 1995, 1994, and 1993, respectively. Future minimum rental commitments for all noncancellable operating leases in effect at December 30, 1995 approximated $73 million for 1996, $58 million for 1997, $43 million for 1998, $31 million for 1999, $24 million for 2000, and a total of $143 million thereafter.

10 Research and Development

Textron performs research and development under both company initiated programs and contracts with others, primarily the U.S. Government. Company initiated programs include research and development for commercial products and independent research and development related to government products and services. A significant portion of the cost incurred for independent research and development is recoverable from the U.S. Government through overhead cost allowances.
     The costs related to research and development activities for which Textron is at risk are expensed as incurred and include amounts for (a) company initiated programs and (b) the cost sharing portions of, and any losses incurred on, customer initiated programs. These costs for 1995, 1994, and 1993 were as follows:


(In millions)                              1995           1994           1993
- ------------------------------------------------------------------------------
Company funded                             $181           $187           $195
Customer funded                             475            424            319
- ------------------------------------------------------------------------------
  Total research and development costs     $656           $611           $514
- ------------------------------------------------------------------------------

11 Pension Benefits

Textron and certain of its subsidiaries have a number of defined benefit pension plans covering substantially all of their employees. Benefits under salaried plans are based on salary and years of service, while benefits under hourly plans generally are based on negotiated amounts and years of service. Textron's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of corporate and government bonds and common stocks. Pension cost (income) in 1995, 1994, and 1993 included the following components:

(In millions)                                       1995       1994       1993
- ------------------------------------------------------------------------------
Service cost - benefits earned during the year     $  56      $  69      $  65
Interest cost on projected benefit obligation        210        199        183
Actual return on plan assets                        (747)       (20)      (364)
Amortization of unrecognized transition net asset    (17)       (15)       (16)
Net amortization and deferral of actuarial
  gains (losses)                                     483       (233)       135
- ------------------------------------------------------------------------------
  Net pension cost (income)                        $ (15)      $  -      $   3
- ------------------------------------------------------------------------------


The following table sets forth the funded status of Textron's pension plans at December 30, 1995 and December 31, 1994.

                              December 30, 1995          December 31, 1994
- ------------------------------------------------------------------------------
                                Assets   Accumulated       Assets  Accumulated
                                exceed      benefits       exceed     benefits
                           accumulated        exceed  accumulated       exceed
(In millions)                 benefits        assets     benefits       assets
- ---------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit
   obligation                   $2,121        $  426       $1,755     $  519
  Nonvested benefit
   obligation                       91            35           76         35
- ----------------------------------------------------------------------------
Accumulated benefit
   obligation                    2,212           461        1,831        554
  Additional amounts related
    to projected pay increases     243            23          192         17
- ----------------------------------------------------------------------------
Projected benefit obligation     2,455           484        2,023        571
Plan assets at fair value        3,180           373        2,587        449
- ----------------------------------------------------------------------------
Plan assets in excess of (less
than) projected
  benefit obligation               725          (111)         564       (122)
Unrecognized net actuarial
  gains                           (312)          (26)        (167)       (19)
Unrecognized prior service
  cost                              18            58           18         61
Unrecognized transition net
  asset                           (132)           (1)        (147)        (3)
Adjustment required to
  recognize minimum liability        -           (24)           -        (27)
- ----------------------------------------------------------------------------
   Net pension asset (liability)
   recognized on the consolidated
   balance sheet                $  299       $  (104)      $  268     $ (110)
- ----------------------------------------------------------------------------


     Major actuarial assumptions used in the accounting for the defined benefit pension plans are shown in the following table. Net pension cost (income) is determined using these factors as of the end of the prior year; the funded status of the plans is determined using the discount rate and rate of compensation increase as of the end of the current year.

                        December 30,   December 31,     January 1,   January 2,
                               1995           1994           1994         1993
- ------------------------------------------------------------------------------
Discount rate                  7.25%          8.25%          7.25%        8.00%
Weighted average long-term
rate of compensation increase  5.00           5.00           5.00         5.50
Long-term rate of return on
plan assets                    9.00           9.00           9.00         9.00
- ------------------------------------------------------------------------------


12 Employee Benefits Other than Pensions

Textron and certain of its subsidiaries have a number of defined contribution savings and other retirement plans, covering both salaried and hourly employees. Costs relating to these plans, which are generally funded as accrued, amounted to approximately $36 million, $37 million, and $33 million for 1995, 1994, and 1993, respectively, of which $14 million, $18 million, and $17 million related to the employee stock ownership plan for 1995, 1994, and 1993, respectively.
  Textron provides certain health care and life insurance benefits for certain retired employees. Postretirement benefit costs other than those related to pensions in 1995, 1994, and 1993 included the following components:


 (In millions)                           1995        1994          1993
- ------------------------------------------------------------------------

Service cost - benefits earned
  during the year                         $ 5        $  9           $ 9
   Interest cost on accumulated
   postretirement benefit obligation       58          61            67
   Net amortization                       (14)        (10)           (6)
- -------------------------------------------------------------------------
       Postretirement benefit costs       $49         $60           $70
- -------------------------------------------------------------------------
Textron's postretirement benefit plans other than pensions currently are not funded.


The following table sets forth the status of these plans at the end of 1995 and 1994:

                                             December 30,   December 31,
(In millions)                                       1995           1994
- --------------------------------------------------------------------------
Actuarial present value of benefits attributed to:
     Retirees                                       $608           $598
     Fully eligible active plan
       participants                                   89             75
     Other active plan participants                   97             89
- --------------------------------------------------------------------------
Accumulated postretirement benefit obligation        794            762
Unrecognized net actuarial gains                     101            145
Unrecognized prior service cost benefit               24             24
- --------------------------------------------------------------------------
       Postretirement benefit liability recognized
       on the consolidated balance sheet            $919           $931
- --------------------------------------------------------------------------

     An assumed discount rate of 8.25% and 7.25% was used to determine postretirement benefit costs other than pensions for 1995 and 1994, respectively. An assumed discount rate of 7.25% and 8.25% was used to determine the status of Textron's plans at December 30, 1995 and December 31, 1994, respectively. The weighted average annual assumed rate of increase in the per capita cost of covered benefits (that is, the health care cost trend rate) is 7% for retirees age 65 and over and 11% for retirees under age 65 in 1996, and both rates are assumed to decrease gradually to 5.5% until 2001 and 2003, respectively, and remain at that rate thereafter. Increasing these rates by one percentage point in each year would have increased the accumulated postretirement benefit obligation as of December 30, 1995 by $61 million and increased the aggregate of the service and interest cost components of postretirement benefit costs for 1995 by $5 million.


13 Income Taxes

Textron files a  consolidated  federal  income tax return which includes all
U.S.  subsidiaries.   Separate  returns  are  filed  for  Textron's  foreign
subsidiaries.


Income from continuing operations before income taxes is summarized as follows:

(In millions)                                1995        1994         1993
- --------------------------------------------------------------------------
United States                                $476        $446         $343
Foreign                                       214         177          127
- --------------------------------------------------------------------------
  Total                                      $690        $623         $470
- --------------------------------------------------------------------------

Income taxes are summarized as follows:

(In millions)                                1995        1994         1993
- --------------------------------------------------------------------------
Current:
  Federal                                    $137        $103          $77
  State                                        44          30           27
  Foreign                                      65          71           47
- --------------------------------------------------------------------------
                                              246         204          151
- --------------------------------------------------------------------------
Deferred:
  Federal                                      31          57           20
  State                                       (12)          2            2
  Foreign                                       9          (6)          (2)
- --------------------------------------------------------------------------
                                               28          53           20
- --------------------------------------------------------------------------
    Total                                    $274        $257         $171
- --------------------------------------------------------------------------


Following is a reconciliation of the federal statutory income tax rate to the effective income tax rate as reflected in the consolidated statement of income:

                                         1995           1994           1993
- ----------------------------------------------------------------------------
Federal statutory income
  tax rate                               35.0%          35.0%          35.0%
Increase (decrease) in taxes
  resulting from:
    State income taxes                    2.9            3.3            3.9
    Goodwill                              2.5            5.9            3.3
    Effect of tax rate
      change on net
      deferred tax asset                    -              -           (2.8)
    Other - net                           (.7)          (2.9)          (3.0)
- ----------------------------------------------------------------------------
    Effective income
      tax rate                           39.7%           41.3%*         36.4%
- ----------------------------------------------------------------------------
 *The increase in the effective income tax rate is due primarily to the impact of the nontax deductibility of goodwill related to the sale of the Lycoming Turbine Engine division.

Textron's net deferred tax asset consisted of gross deferred tax assets and gross deferred tax liabilities of $1,340 million and $1,009 million, respectively, at December 30, 1995 and $1,289 million and $927 million, respectively, at December 31, 1994. Management believes that such net deferred tax assets will be realized based on Textron's history of earnings and its expectations for the future.


The components of Textron's net deferred tax asset as of December 30, 1995 and December 31, 1994 were as follows:

                                                   December 30,   December 31,
(In millions)                                             1995           1994
- ------------------------------------------------------------------------------
Obligation for postretirement benefits
  other than pensions                                    $ 364         $  363
Finance subsidiary transactions,
  principally leasing                                     (324)          (295)
Self insurance liabilities                                 162             171
Fixed assets, principally depreciation                    (142)           (120)
Deferred compensation and vacation pay                      86              66
Allowance for credit losses                                 85              92
Other, principally timing of other
  expense deductions                                       100              85
- -------------------------------------------------------------------------------
                                                         $ 331          $  362
- -------------------------------------------------------------------------------

Deferred income taxes have not been provided for the undistributed earnings of foreign subsidiaries which aggregated approximately $644 million at the end of 1995. Management intends to reinvest such undistributed earnings for an indefinite period, except for distributions upon which incremental taxes would not be material. If all such earnings were distributed, taxes (net of foreign tax credits) would be increased by approximately $43 million, principally due to foreign withholding taxes.
- --------------------------------------------------------------------------

14 Fair Value of Financial Instruments

The estimated fair value amounts indicated below have been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value and, accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                   December 30, 1995        December 31, 1994
- -----------------------------------------------------------------------------
                                           Estimated                Estimated
                              Carrying          fair     Carrying        fair
(In millions)                    value         value        value       value
- -----------------------------------------------------------------------------
Assets:
  Investments                   $  778        $  778       $  672      $  672
  Finance receivables:
    Consumer loans               6,475         6,457        6,074       6,062
    Commercial loans             2,050         2,087        1,846       1,862

Liabilities:
  Debt:
  Textron Parent Company
   Borrowing Group:
    Debt                         1,774         1,873        1,582       1,597
    Interest rate exchange
    agreements                       -            57            -          25
  Finance subsidiaries:
    Debt                         8,437         8,557        7,760       7,664
    Interest rate exchange
    agreements                       -             5            -         (25)
  Foreign currency exchange
    contracts                        -             6            -          12
- -----------------------------------------------------------------------------

Notes:
(i) Investments - The estimated fair values of investment securities were based on quoted market prices where available, appraisals, prices from independent brokers or discounted cash flow analyses.

(ii) Finance receivables - The estimated fair values of fixed rate consumer loans, real estate loans and commercial installment contracts were estimated based on discounted cash flow analyses. The estimated fair value of all variable rate receivables and fixed rate retail installment contracts approximated the net carrying value. The estimated fair values of nonperforming loans were based on independent appraisals, discounted cash flow analyses, using risk adjusted interest rates, or Textron valuations based upon the fair value of the related collateral.

(iii) Debt, interest rate exchange agreements, and foreign currency exchange contracts - The estimated fair value of fixed rate debt was determined by either independent investment bankers or discounted cash flow analyses. The fair values of variable rate debt approximated their carrying values. The estimated fair values of interest rate exchange agreements were determined by independent investment bankers and represent the estimated amounts that Textron or its counterparty would be required to pay to assume the other party's obligations under the agreements. The estimated fair values of the foreign currency exchange contracts were determined by Textron's foreign exchange banks.

15 Contingencies

There are pending or threatened against Textron and its subsidiaries lawsuits and other proceedings, some of which allege violations of federal government procurement regulations, involve environmental matters, or are or purport to be class actions. Among these suits and proceedings are some which seek compensatory, treble or punitive damages in substantial amounts; fines, penalties or restitution; or the remediation of allegedly hazardous wastes; or, which under federal government procurement regulations could result in suspension or debarment of Textron or its subsidiaries from U.S. Government contracting for a period of time. On the basis of information presently available, Textron believes that any liability for these suits and proceedings, or the impact of the application of such government regulations, would not have a material effect on Textron's net income or financial condition.
     Textron's accrued estimated environmental liabilities are based on assumptions which are subject to a number of factors and uncertainties which can affect the reliability and precision of such accruals, including additional sites which may be identified, environmental regulations, level of cleanup required and technologies available, number and financial condition of other contributors to remediation, and time period over which remediation, may occur. It is estimated that Textron's accrued environmental remediation liabilities will be paid primarily over the next five to ten years.


16  Geographic and Business Segment Data

Presented below and on page 36 is selected financial information by geographic area and business segment, and a description of the nature of Textron's operations.

Geographic areas        Revenues by origin         Income by origin
                      1995     1994     1993   1995     1994      1993
- -----------------------------------------------------------------------
United States       $6,841   $7,111   $6,903 $  773   $  728    $  660
Canada                 807      690      633     87       85        69
Asia/Pacific           412      231      167     64       46        35
Western Europe         393      318      178     63       46        23
- ------------------------------------------------------------------------
                    $8,453   $8,350   $7,881    987      905       787
- ------------------------------------------------------------------------
Corporate expenses
  and other - net                               (98)     (78)      (85)
Interest expense - net                         (199)    (204)     (232)
- ------------------------------------------------------------------------
Income from continuing operations
  before income taxes                        $  690   $  623    $  470
- ------------------------------------------------------------------------

Destination of U.S. exports



(In millions)                               1995           1994           1993
- ------------------------------------------------------------------------------
Western Europe                            $  306         $  427         $  476
Asia/Pacific                                 235            161            236
Canada                                       208            252            214
Mexico                                        72            146            114
Middle East                                   43             62            113
Other locations                              136            148            143
- ------------------------------------------------------------------------------
                                          $1,000         $1,196         $1,296
- ------------------------------------------------------------------------------



Identifiable assets

(In millions)                               1995           1994           1993
- ------------------------------------------------------------------------------
United States                            $12,080        $11,520        $11,379
Canada                                     1,337          1,262          1,172
Asia/Pacific                               1,348            766            546
Western Europe                             1,077            949            501
Corporate, including investment in
  discontinued operation                   1,628          1,554          1,750
operation
Eliminations                                (123)           (59)           (52)
- ------------------------------------------------------------------------------
                                         $17,347        $15,992        $15,296
- ------------------------------------------------------------------------------
Notes:

(i) Revenues include sales to the U.S. Government of $1.3 billion, $1.6 billion, and $1.6 billion in 1995, 1994, and 1993, respectively.

(ii) Revenues between geographic areas, predominantly revenues of U.S. divisions, were approximately 4% of total revenues in each of 1995, 1994, and 1993, respectively.

(iii) Assets in foreign locations relate principally to the Finance segment.


Nature of operations

Textron is a global multi-industry company with manufacturing and finance operations. Its principal markets (listed within segments in order of the amount of 1995 revenues) and the major locations of such markets are as follows:

Segment         Principal markets               Major locations
- ------------------------------------------------------------------------------
Aircraft        Military and commercial light   North America and Asia/Pacific
                and mid-sized helicopters;
                light and mid-sized business
                jets; and single-engine utility
                turboprop aircraft
- ------------------------------------------------------------------------------
Automotive      Automotive products sold to      North America
                original equipment
                manufacturers
- ------------------------------------------------------------------------------
Industrial      Fastening systems; golf          North America and Western
                and turf care equipment; and     Europe
                diversified products
- ------------------------------------------------------------------------------
Systems and     Commercial aerospace and         North America and Western
Components      defense products                 Europe
- ------------------------------------------------------------------------------
Finance         Consumer and commercial loans    North America, Asia/Pacific
                                                 and Western Europe
- ------------------------------------------------------------------------------


17 Condensed Financial Information for Textron's Finance Subsidiaries

Statement of Income (In millions)
For each of the three years ended December 31,     1995       1994        1993
- -------------------------------------------------------------------------------
Revenues                                         $1,985     $1,672      $1,610
- -------------------------------------------------------------------------------
Costs and expenses
Selling and administrative                          603        530         514
Interest                                            613        459         432
Provision for losses on collection of finance
  receivables, less recoveries                      169        162         153
Other expenses                                      235        190         222
- -------------------------------------------------------------------------------
Total costs and expenses                          1,620      1,341       1,321
- -------------------------------------------------------------------------------
Income before income taxes                          365        331         289
Income taxes                                       (142)      (128)       (110)
- -------------------------------------------------------------------------------
Net income                                       $  223     $  203      $  179
- -------------------------------------------------------------------------------



                                            December 31,   December 31,
Balance Sheet (In millions)                        1995           1994
- -----------------------------------------------------------------------
Assets
Cash                                            $    28        $    29
Investments                                         771            643
Finance receivables - net                         9,370          8,622
Other                                               657            645
- -----------------------------------------------------------------------
Total assets                                    $10,826        $ 9,939
- -----------------------------------------------------------------------
Liabilities and equity
Accounts payable and accrued liabilities
  (including income taxes)                      $   914        $   845
Debt                                              8,437          7,760
Equity                                            1,475          1,334
- -----------------------------------------------------------------------
Total liabilities and equity                    $10,826         $9,939
- -----------------------------------------------------------------------

Statement of Cash Flows (In millions)
For each of the three years ended December 31,     1995      1994         1993
- -------------------------------------------------------------------------------
Net cash provided by operating activities       $   494   $   527      $   481
Net cash used by investing activities              (612)   (1,313)        (814)
Net cash provided by financing activities           117       801          344
- -------------------------------------------------------------------------------
Net (decrease) increase in cash                      (1)       15           11
Cash at beginning of year                            29        14            3
- -------------------------------------------------------------------------------
Cash at end of year                             $    28   $    29      $    14
- -------------------------------------------------------------------------------
Notes:

(i) TFC derives a substantial portion of its business from financing the sale and lease of products manufactured and sold by Textron. In 1995, 1994, and 1993, TFC paid Textron $461 million, $595 million, and $617 million, respectively, for the purchase of receivables and operating lease equipment. Under operating agreements with Textron, TFC generally has recourse to Textron with respect to finance receivables and leases of products manufactured and sold by Textron. At the end of 1995, finance receivables and operating lease equipment of $723 million ($852 million at the end of 1994) were due from Textron or subject to recourse to Textron.
(ii) Textron has agreed to cause TFC's pretax income available for fixed charges to be not less than 125% of its fixed charges and its consolidated shareholder's equity to be not less than $200 million. No related payments were required for 1995, 1994, or 1993.



Quarterly Financial Information for 1995 and 1994

                                       1st Quarter             2nd Quarter           3rd Quarter             4th Quarter
(Unaudited)                           ________________      ________________      _________________       ________________
(In millions except per share
amounts)                              1995        1994       1995     1994        1995        1994        1995        1994
- ---------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
Revenues
  Manufacturing                     $1,554      $1,688      $1,651   $1,775      $1,558      $1,621      $1,705      $1,594
  Finance                              475         400         487      406         499         421         524         445
- ---------------------------------------------------------------------------------------------------------------------------
    Total revenues                  $2,029      $2,088      $2,138   $2,181      $2,057      $2,042      $2,229      $2,039
- ---------------------------------------------------------------------------------------------------------------------------
Income
  Manufacturing                     $  140      $  119      $  164   $  136      $  152      $  146      $  166       $ 173
  Finance                               88          78          88       83          96          86          93          84
- ---------------------------------------------------------------------------------------------------------------------------
Operating income                       228         197         252      219         248         232         259         257
Corporate expenses and other - net     (21)        (17)        (22)     (17)        (29)        (24)        (26)        (20)
Interest expense - net                 (50)        (53)        (52)     (54)        (46)        (51)        (51)        (46)
- ---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                  157         127         178      148         173         157         182        191
Income taxes                           (62)        (49)        (70)     (57)        (69)        (60)        (73)       (91)*
- ---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations       95          78         108       91         104          97         109        100
Income from discontinued operation,     14          22          13       19          18          14          18         12
  net of income taxes
- ---------------------------------------------------------------------------------------------------------------------------
Net income                          $  109      $  100      $  121   $  110      $  122      $  111      $  127      $  112
- ---------------------------------------------------------------------------------------------------------------------------
Per common share:
Income from continuing operations   $ 1.09      $  .86      $ 1.25   $ 1.01      $ 1.20      $ 1.07      $ 1.25      $ 1.12
Income from discontinued operation  $  .16      $  .24      $  .15   $  .21      $  .21      $  .16      $  .20      $  .14
- ---------------------------------------------------------------------------------------------------------------------------
Net income                          $ 1.25      $ 1.10      $ 1.40   $ 1.22      $ 1.41      $ 1.23      $ 1.45      $ 1.26
- ---------------------------------------------------------------------------------------------------------------------------
Common Stock Information
Price Range:      High              $   57 1/8  $   60 5/8  $   61   $   56 3/4  $   70 1/8  $   56 1/2  $   77 3/8  $   52 1/2
                  Low                   48 5/8      53 3/4      56       50 3/4      57 7/8      50 1/4      65 1/2      46 1/2
Dividend per share                     .39         .35         .39      .35         .39         .35         .39         .35
- ---------------------------------------------------------------------------------------------------------------------------

  * The effective tax rate reflects the impact of the nontax deductibility of the $58 million of goodwill related to the sale of the Lycoming Turbine Engine division.


Five Year Summary


(In millions except per share amounts)
                            1995       1994       1993        1992         1991
- -------------------------------------------------------------------------------
Revenues
Manufacturing sales       $6,468     $6,678     $6,271      $5,616       $5,211
Finance revenues           1,985      1,674      1,614       1,626        1,565
- -------------------------------------------------------------------------------
Total revenues             8,453      8,352      7,885       7,242        6,776
- -------------------------------------------------------------------------------
Costs and expenses
Cost of sales              5,294      5,514      5,210       4,560        4,185
Selling and
  administrative           1,253      1,198      1,163       1,150        1,091
Interest                     812        665        668         739          752
Provision for losses
  on collection of
  finance receivables,
  less recoveries            169        162        153         160          135
Other finance expenses       235        190        221         221          215
- -------------------------------------------------------------------------------
Total costs and
  expenses                 7,763      7,729      7,415       6,830        6,378
- -------------------------------------------------------------------------------
Income from continuing
  operations before
  income taxes               690        623        470         412          398
Income taxes                (274)      (257)      (171)       (160)        (160)
- -------------------------------------------------------------------------------
Income from continuing
  operations before
  cumulative effect of
  changes in accounting
  principles                 416        366        299         252         238
Income from discontinued
  operation, net of
  income taxes                63         67         80          60          62
Cumulative effect of
  changes in accounting
  principles, net of
  income taxes                 -          -          -        (667)           -
- -------------------------------------------------------------------------------
Net income (loss)         $  479     $  433     $  379       ($355)       $ 300
- -------------------------------------------------------------------------------
Per common share:
Income from continuing
  operations before
  cumulative effect
  of changes in
  accounting principles   $ 4.79     $ 4.06      $ 3.32      $ 2.84       $2.71
Income from discontinued
  operation                  .72        .74         .89         .68         .71
Cumulative effect of
  changes in accounting
  principles                   -          -           -      ($7.53)          -
- -------------------------------------------------------------------------------
Net income (loss)        $  5.51     $ 4.80      $ 4.21      ($4.01)      $3.42

- -------------------------------------------------------------------------------
Dividends
  declared              $  1.56     $  1.40     $  1.24      $ 1.12     $  1.03
- -------------------------------------------------------------------------------
Average common
  shares
  outstanding        86,894,000  90,119,000  90,052,000  88,580,000  87,563,000
- -------------------------------------------------------------------------------
Financial
  position at
  year-end
Total assets            $17,347    $15,992     $15,296      $14,638     $12,341
Debt:
  Textron
  Parent Company
  Borrowing Group       $ 1,774    $ 1,582     $ 2,025      $ 2,283     $ 1,820
  Finance
  subsidiaries          $ 8,437    $ 7,760     $ 6,847      $ 6,440     $ 5,664
Shareholders'
  equity                $ 3,412    $ 2,882     $ 2,780      $ 2,488     $ 2,928
Book value per
  common share          $ 39.92    $ 33.45     $ 31.18      $ 28.11     $ 33.65
- -------------------------------------------------------------------------------
Other data
Capital
  expenditures         $   279     $   294     $   246      $   215     $   152
Depreciation           $   195     $   206     $   201      $   194     $   177
Common stock
  price range:
   High             $   77 3/8  $   60 5/8  $   58 7/8   $   44 3/4  $   39 1/2
   Low              $   48 5/8  $   46 1/2  $   40 3/8   $   33 3/4  $   25
Number of common
  shareholders          26,000      27,000      28,000       30,000      31,000
- -------------------------------------------------------------------------------